UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Receptos, Inc.

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RECEPTOS, INC.

3033 Science Park Road, Suite 300

San Diego, California 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 28, 2015

Dear Stockholder

You are cordially invited to attend the Annual Meeting of Stockholders of Receptos, Inc., a Delaware corporation. The meeting will be held on Thursday, May 28, 2015 at 10:00 a.m. local time at our offices at 3033 Science Park Road, Suite 300, San Diego, CA 92121 for the following purposes:

1.	To elect three Class II directors named herein to hold office until our 2018 annual meeting of stockholders and their successors are duly elected and qualified.

2.	To ratify the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending 2015.

3.	To approve an amendment to our Employee Stock Purchase Plan.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 2, 2015. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on May 28, 2015 at 10:00 a.m. local time at our offices located at 3033 Science Park Road, Suite 300, San Diego, CA 92121.

The proxy statement and annual report to stockholders are available at www.astproxyportal.com/ast/18273.

By Order of the Board of Directors
Christian Waage Senior Vice President, General Counsel and Secretary

San Diego, California

April 17, 2015

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

RECEPTOS, INC.

3033 Science Park Road, Suite 300

San Diego, California 92121

PROXY STATEMENT

FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 28, 2015

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

We have sent you these proxy materials because the Board of Directors (sometimes referred to as the “Board”) of Receptos, Inc. (sometimes referred to as “we,” “us,” the “Company” or “Receptos”) is soliciting your proxy to vote at the 2015 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We intend to mail these proxy materials on or about April 17, 2015 to all stockholders of record entitled to vote at the annual meeting.

How do I attend the annual meeting?

The meeting will be held on Thursday, May 28, 2015 at 10:00 a.m. local time at our headquarters located at 3033 Science Park Road, Suite 300, San Diego, California 92121. Directions to the annual meeting may be found at www.receptos.com. Information on how to vote in person at the annual meeting is discussed below.

Who can vote at the annual meeting?

Only stockholders of record at the close of business on April 2, 2015 will be entitled to vote at the annual meeting. On this record date, there were 31,548,710 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on April 2, 2015 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company (AST), then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on April 2, 2015 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Election of three Class II directors;

•	Ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending 2015; and

•	Approval of an amendment to our Employee Stock Purchase Plan.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” all the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For Proposal 2 and Proposal 3, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free 1-800-776-9437 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 27, 2015 to be counted.

•	To vote through the internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and account number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Time on May 27, 2015 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from Receptos. Simply complete and mail the voting instruction form to ensure that your vote is counted. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of April 2, 2015.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card or in person at the annual meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the NASDAQ Stock Market (“NASDAQ”) deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of NASDAQ, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal 1 or Proposal 3 without your instructions, but may vote your shares on Proposal 2.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by NASDAQ to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “For” the election of all three nominees for director, “For” ratification of selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending 2015 and “For” the approval of the amendment to our Employee Stock Purchase Plan. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Advantage Proxy may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies, but Advantage Proxy will be paid its customary fee of approximately $3,000.00 plus out-of-pocket expenses if it solicits proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may send a timely written notice that you are revoking your proxy to Receptos, Inc.’s Secretary at 3033 Science Park Road, Suite 300, San Diego, CA 92121.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by December 19, 2015, to the attention of the Secretary of Receptos, Inc. at 3033 Science Park Road, Suite 300, San Diego, CA 92121. If you wish to submit a proposal (including a director nomination) at the meeting that is not to be included in next year’s proxy materials, your written request must be received by the Secretary for Receptos between December 19, 2015 and January 18, 2016. If a stockholder fails to give notice by this date, then the persons who are appointed as proxies in the proxies solicited by the Board of Directors for next year’s annual meeting may exercise discretionary voting power regarding any such proposal. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes; and, with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes. Abstentions will be counted towards the vote total for Proposal 2 and Proposal 3 and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected. Only votes “For” or “Withheld” will affect the outcome.

•	To be approved, Proposal 2 ratifying the selection by the Audit Committee of the Board of Directors of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending 2015 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

•	To be approved, Proposal 3 approving the amendment to our Employee Stock Purchase Plan must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or represented by proxy. If you mark your proxy to “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 31,548,710 shares outstanding and entitled to vote. Thus, the holders of 15,774,356 shares must be present in person or represented by proxy at the meeting to have a quorum. Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

What proxy materials are available on the Internet?

The notice of annual meeting, proxy statement, and Annual Report on Form 10-K are available at www.astproxyportal.com/ast/18273.

PROPOSAL 1

ELECTION OF DIRECTORS

Receptos, Inc.’s Board of Directors consists of eight directors and is divided into three classes, each serving staggered three-year terms:

•	Our Class I directors are Faheem Hasnain, Mary Lynne Hedley, Ph.D. and Erle T. Mast and their terms expire at the annual meeting of stockholders in 2017;

•	Our Class II directors are Richard A. Heyman, Ph.D., William H. Rastetter, Ph.D. and Mary Szela and their terms expire at the annual meeting of stockholders in 2015; and

•	Our Class III directors are Kristina Burow and S. Edward Torres and their terms expire at the annual meeting of stockholders in 2016.

The three nominees for Class II director this year are Drs. Heyman and Rastetter and Ms. Szela. If elected, each of these nominees would hold office until the 2018 annual meeting of stockholders and until his or her successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees is currently an incumbent director. It is our policy to invite nominees for directors to attend the annual meeting. Two of our directors attended the 2014 annual meeting.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. The three Class II director nominees receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. If any nominee becomes unavailable for election as a result of an unexpected occurrence, your shares that would have been voted for that nominee instead will be voted for the election of a substitute nominee proposed by the Board of Directors. Each person nominated for election has agreed to serve if elected. Our management has no reason to believe that any nominee will be unable to serve.

The following sets forth information as of the date of this proxy statement for each nominee and director whose term of office continues after the annual meeting.

Name	Age	Position(s)
William H. Rastetter, Ph.D.	67	Chairman of the Board of Directors
Kristina Burow	41	Director
Mary Lynne Hedley, Ph.D.	52	Director
Richard A. Heyman, Ph.D.	57	Director
Erle T. Mast	52	Director
Mary Szela	51	Director
S. Edward Torres	52	Director
Faheem Hasnain	56	Director, President and Chief Executive Officer

The Nominating and Corporate Governance Committee seeks to assemble a board that, as a whole, possesses the appropriate balance of professional and industry knowledge, financial expertise and high-level management experience necessary to oversee and direct our business. To that end, the Committee has identified and evaluated nominees in the broader context of the Board’s overall composition, with the goal of recruiting members who complement and strengthen the skills of other members and who also exhibit integrity, collegiality, sound business judgment and other qualities that the Committee views as critical to effective functioning of the Board. The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of each director or nominee that led the Committee to recommend that person as a nominee.

Nominees for Election for a Three-year Term Expiring at the 2018 Annual Meeting

William H. Rastetter, Ph.D. has been a director and has served as Chairman of the Board since May 2009, and from May 2009 to November 2010 he was our Acting Chief Executive Officer. He is a Co-Founder of Receptos, Inc. Dr. Rastetter also serves as the Chairman of Illumina, Inc., Chairman of Neurocrine Biosciences, Inc., Chairman of Fate Therapeutics Inc., as lead outside director of Cerulean Pharma Inc., as a director of Regulus Therapeutics Inc., and as an advisor to Leerink Partners, a healthcare focused investment bank. Dr. Rastetter served as a Partner at the venture capital firm of Venrock Associates from 2006 to February 2013. Prior to his tenure with us and Venrock, Dr. Rastetter was Executive Chairman of Biogen Inc., a biotechnology company specializing in neurological disorders, autoimmune disorders and cancer, from the merger of the two companies (Biogen and Idec Pharmaceuticals) in 2003 through the end of 2005. He joined Idec Pharmaceuticals at its founding in 1986 and served as Chairman and Chief Executive Officer. Prior to Idec, he was Director of Corporate Ventures at Genentech, Inc. and served as well in a scientific capacity at Genentech. Dr. Rastetter held various faculty positions at the Massachusetts Institute of Technology and Harvard University and is an Alfred P. Sloan Fellow. Dr. Rastetter holds an S.B. in Chemistry from the Massachusetts Institute of Technology and received his M.A. and Ph.D. in Chemistry from Harvard University. Our Board of Directors believes that Dr. Rastetter is qualified to serve on our Board of Directors due to his extensive experience in the biotechnology industry, his broad leadership experience with Idec Pharmaceuticals and on several boards, and his experience with financial matters.

Richard A. Heyman, Ph.D. has served as one of our directors since July 2014. Dr. Heyman co-founded and served as Chief Executive Officer of Seragon Pharmaceuticals, Inc. from 2013 until its acquisition by Genentech, a member of the Roche Group, in August 2014. From 2009 to 2013, Dr. Heyman was the Chief Executive Officer and co-founder of Aragon Pharmaceuticals until its acquisition by Johnson & Johnson. Previously, Dr. Heyman co-founded and served as Chief Scientific Officer of X-Ceptor Therapeutics, a company that developed compounds targeting nuclear receptors for the treatment of metabolic diseases. X-Ceptor was acquired by Exelixis in 2004. Before X-Ceptor, he was Vice President of Research at Ligand Pharmaceuticals. Dr. Heyman is a member of the board of directors of Organovo Holdings, Inc. Dr. Heyman was an NIH postdoctoral fellow and staff scientist at the Salk Institute for Biological Studies and received a Ph.D. in pharmacology from the University of Minnesota and a B.S. in chemistry from the University of Connecticut. Our Board of Directors believes that Dr. Heyman is qualified to serve on our Board of Directors due to his successful operating and management track record with life sciences companies.

Mary Szela has served as one of our directors since July 2014. Ms. Szela was appointed Chairperson of the Board of Melinta Therapeutics, Inc. in January 2013 and transitioned to Chief Executive Officer in April 2013. From 2010 to 2012, Ms. Szela was Senior Vice President of Global Strategic Marketing and Services at Abbott Laboratories Pharmaceutical Products Group and also served as its Senior Vice President of U.S. Pharmaceuticals from 2008 to 2009. Prior to this role, she served more than two decades in senior leadership roles at Abbott Laboratories. Ms. Szela is also a member of the board of directors of Novo Nordisk A/S, Coherus BioSciences, Inc., and Suneva Medical, Inc. Ms. Szela earned a B.S. in nursing and a Master of Business Administration from the University of Illinois. Our Board of Directors believes that Ms. Szela is qualified to serve on our Board of Directors due to her substantial experience in the biotechnology industry and her extensive leadership experience with Abbott Laboratories.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED NOMINEE ABOVE.

Directors Continuing in Office Until the 2017 Annual Meeting

Faheem Hasnain has served as our President, Chief Executive Officer and one of our directors since November 2010. Prior to joining us, Mr. Hasnain was the President and Chief Executive Officer and a director of

Facet Biotech Corporation, a biology driven antibody company with a focus in multiple sclerosis and oncology. He held that position from December 2008 until the company’s acquisition by Abbott Laboratories in April 2010. Previously, Mr. Hasnain was President, Chief Executive Officer and a director of PDL BioPharma, Inc. from October 2008 until Facet Biotech was spun off from PDL BioPharma in December 2008. From October 2004 to September 2008, Mr. Hasnain served at Biogen Inc., most recently as Executive Vice President in charge of the oncology/rheumatology strategic business unit. Prior to Biogen, Mr. Hasnain held roles with Bristol Myers Squibb, where he was President of the Oncology Therapeutics Network, and for 14 years at GlaxoSmithKline and its predecessor organizations. He has been Chairman of the Board of Sente, Inc. since 2008 and Chairman of the Board of Tocagen Inc. since November 2014. He previously served as a member of the board of directors of Ambit Biosciences Corporation, Seragon Pharmaceuticals, Tercica, Inc., Aragon Pharmaceuticals and Somaxon Pharmaceuticals, Inc. Mr. Hasnain received a B.H.K. and B.Ed. from the University of Windsor Ontario in Canada. Our Board of Directors believes that Mr. Hasnain is qualified to serve on our Board of Directors due to his years of experience with drug discovery and development.

Erle T. Mast has served as one of our directors since July 2013. Mr. Mast is a co-founder of Clovis Oncology, Inc. and has served as its Executive Vice President and Chief Financial Officer since 2009. Previously, Mr. Mast served in the same role at Pharmion Corporation, beginning in 2002. From 1997 through 2002, Mr. Mast worked for Dura Pharmaceuticals, Inc. and its successor, Elan Corporation. From 2000 to 2002, he served as Chief Financial Officer for the Global Biopharmaceuticals business unit for Elan. From 1997 to 2000, Mr. Mast served as Vice President of Finance for Dura Pharmaceuticals. Prior to that, Mr. Mast was a partner with Deloitte & Touche, LLP. Mr. Mast also serves on the board of directors of Zogenix, Inc., and served as a director of Somaxon Pharmaceuticals, Inc. Mr. Mast received a B.Sc. in business administration from California State University Bakersfield. Our Board of Directors believes that Mr. Mast is qualified to serve on our Board of Directors due to his extensive financial expertise with life sciences companies.

Mary Lynne Hedley, Ph.D. has served as one of our directors since April 2014. Dr. Hedley has served as President of Tesaro, Inc. and as a member of its board of directors since co-founding Tesaro in March 2010. From July 2009 to February 2010, Dr. Hedley served as Executive Vice President of Operations and Chief Scientific Officer of Abraxis BioScience, Inc., a biotechnology company. Dr. Hedley served as Executive Vice President of Eisai Corporation of North America from January 2008 until July 2009, following Eisai Co. Ltd.’s acquisition of MGI Pharma, Inc. in January 2008. Dr. Hedley served in various positions at MGI Pharma from 2004 through its acquisition in January 2008, most recently as Executive Vice President and Chief Scientific Officer. Prior to that, Dr. Hedley co-founded and served as the President and Chief Executive Officer of Zycos, Inc., a biotechnology company, which was acquired by MGI Pharma in 2004. Prior to co-founding Zycos, Dr. Hedley completed two consecutive postdoctoral fellowships at Harvard University and earned a B.S. in microbiology from Purdue University and a Ph.D. in Immunology from the University of Texas, Southwestern Medical Center. She also currently sits on the board of Youville Place. Our Board of Directors believes that Dr. Hedley has the qualifications and skills to serve on our Board of Directors due to her extensive operating and management experience with life sciences companies, as well as her educational background.

Directors Continuing in Office Until the 2016 Annual Meeting

Kristina Burow has served as one of our directors since February 2010 and is one of our Co-Founders. She is also a Managing Director with ARCH Venture Partners, joining the firm in 2002. Ms. Burow is a director of Lycera Corp., AgBiome, LLC, BlackThorn Therapeutics, Cenexys, Inc., Kilimanjaro Energy, Trelys, Inc. and Scholar Rock, LLC. Prior to ARCH, Ms. Burow was an Associate with the Novartis BioVenture Fund in San Diego where she was involved in numerous investments in the life sciences sector. As an early employee at the Genomics Institute of the Novartis Research Foundation (GNF), she directed Chemistry Operations and was active in Business Development where she helped create numerous companies as spin outs from GNF. Ms. Burow holds a M.B.A. from the University of Chicago, a M.A. in Chemistry from Columbia University and a B.S. in Chemistry from the University of California, Berkeley. Our Board of Directors believes that Ms. Burow is qualified to serve on our Board of Directors due to her extensive experience in the biotechnology industry, and her financial expertise with life sciences companies.

S. Edward Torres has served as one of our directors since November 2009. He has been a Managing Director of Lilly Ventures Fund I, LLC, a venture capital fund since 2009. From 2006 to 2009, he was a Managing Director of Lilly Ventures while Lilly Ventures was a subsidiary of Eli Lilly and Company. Since co-founding Lilly Ventures, he has led the investments in, and previously served on the boards of, Serenex (acquired by Pfizer), Conforma Therapeutics (acquired by Biogen Idec) and Cabrellis Pharmaceuticals (acquired by Pharmion Corporation). Mr. Torres currently sits on the boards of GlobeImmune Inc., Innocrin Pharmaceuticals and Viamet Pharmaceuticals as well as various non-profit institutions. Prior to joining Lilly Ventures, he had a diverse set of experiences throughout the domestic and international pharmaceutical businesses including operational finance, planning, M&A, business development and global marketing roles. Mr. Torres received a B.A. from Creighton University and a M.B.A. from the University of Michigan Business School, where he was a Consortium Fellow. Our Board of Directors believes that Mr. Torres is qualified to serve on our Board of Directors due to his extensive experience within the field of drug discovery and development, his broad leadership experience on various boards, and his financial expertise with life sciences companies.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under NASDAQ listing standards, a majority of the members of a listed company’s Board of Directors must qualify as “independent,” as affirmatively determined by the Board of Directors. The Board consults with our counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and us, our senior management and our independent auditors, the Board has affirmatively determined that the all of our directors are independent directors within the meaning of the applicable NASDAQ listing standards, except for Mr. Hasnain, our Chief Executive Officer. In making this determination, the Board found that none of these directors or nominees for director had a material or other disqualifying relationship with us.

Our independent directors meet quarterly in regularly scheduled executive sessions at which only non-employee directors are present and which are presided over by the Chairman of the Board. All of the committees of our Board of Directors are composed entirely of directors determined by the Board to be independent within the meaning of the applicable NASDAQ listing standards.

Board Leadership Structure

Our Board of Directors is currently chaired by Dr. Rastetter, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chairman has substantial ability to shape the work of our Board. As a general policy, our Board of Directors believes that separation of the positions of Chairman and Chief Executive Officer reinforces the independence of the Board of Directors from management, creates an environment that encourages objective oversight of management’s performance and enhances the effectiveness of the Board of Directors as a whole, including in the area of risk oversight. As such, Mr. Hasnain serves as our President and Chief Executive Officer while Dr. Rastetter serves as our Chairman of the Board of Directors, but is not an officer. We expect and intend the positions of Chairman of the Board of Directors and Chief Executive Officer to continue to be held by separate individuals in the future.

Role of the Board in Risk Oversight

One of the key functions of our Board of Directors is informed oversight of our risk management process. The Board of Directors does not have a standing risk management committee, but rather administers this oversight function directly through the Board of Directors as a whole, as well as through various standing committees of our Board of Directors that address risks inherent in their respective areas of oversight. In particular, our Board of Directors is responsible for monitoring and assessing strategic risk exposure, and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors non-financial risks, including compliance with legal and regulatory requirements. Our Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance practices, including whether they are successful in preventing illegal or improper liability-creating conduct. Our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking.

Meetings of the Board of Directors

The Board of Directors met 12 times during the last fiscal year. All directors who served in 2014 attended at least 75% of the aggregate number of meetings of the Board and of the committees on which they served, held during the portion of the last fiscal year for which they were directors or committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The following table provides current membership information and meeting information for fiscal 2014 for each of the Board committees:

Name	Audit		Compensation		Nominating and Corporate Governance
William H. Rastetter, Ph.D.	X				X	*
Kristina Burow			X	*	X
Mary Lynne Hedley, Ph.D.			X
Richard A. Heyman, Ph.D.					X
Erle T. Mast	X
Mary Szela					X
S. Edward Torres	X	*	X

Total meetings in fiscal 2014	7		5		3

*	Committee Chairperson

Below is a description of each committee of the Board of Directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to us.

Audit Committee

The Audit Committee of the Board of Directors was established by the Board in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on our audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee is currently composed of three directors: Mr. Torres (chair), Dr. Rastetter and Mr. Mast. The Audit Committee met seven times during the 2014 fiscal year. The Audit Committee has adopted a written charter that is available to stockholders on our website at www.receptos.com.

The Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board of Directors has also determined that each of Messrs. Torres and Mast and Dr. Rastetter qualify as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Torres’ level of knowledge and experience based on a number of factors, including his formal education, operational finance background and broad financial experience with life sciences companies. The Board also made a qualitative assessment of Mr. Mast’s level of knowledge and experience based on a number of factors, including his formal education, his experience as a chief financial officer for a public company and his service as a Partner with Deloitte & Touche LLP. The Board also made a qualitative assessment of Dr. Rastetter’s level of knowledge and experience based on a number of factors, including his formal education, his experience as a chief executive officer of a public company and his deep experience with financial matters.

Report of the Audit Committee of the Board of Directors*

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2014 with management of the Company. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

S. Edward Torres

Erle T. Mast

William H. Rastetter, Ph.D.

*The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

The Compensation Committee is currently composed of three directors: Ms. Burow (chair), Dr. Hedley and Mr. Torres. Dr. Hedley became a member of the Compensation Committee in July 2014. Our Board of Directors has determined that each of the Compensation Committee members is an independent director under NASDAQ

Marketplace Rules. The Compensation Committee met five times during the 2014 fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on our website at www.receptos.com.

The Compensation Committee of the Board of Directors acts on behalf of the Board to review, adopt and/or recommend for adoption and oversee our compensation strategy, policies, plans and programs, including:

•	establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors and other senior management and evaluation of performance in light of these stated objectives;

•	review and recommendation to the Board for approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements of our Chief Executive Officer and the other executive officers and directors; and

•	administration of our equity compensation plans, pension and profit-sharing plans, deferred compensation plans and other similar plan and programs.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, accounting or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees as appropriate. In 2013, the Compensation Committee recommended the formation of (and our Board of Directors approved) a Non-Management Stock Option Committee, currently composed of Mr. Hasnain and Graham Cooper, our Chief Financial Officer, to which authority has been delegated to grant, without any further action required by the Compensation Committee, stock options to employees who are not our officers. The purpose of this delegation of authority is to enhance the flexibility of option administration and to facilitate the timely grant of options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee. In particular, the subcommittee may grant options only within pre-approved guidelines, subject to an annual limitation. Typically, as part of its oversight function, the Compensation Committee will review on a regular basis the list of grants made by the subcommittee. During fiscal year 2014, the subcommittee exercised its authority to grant options to purchase an aggregate of 170,200 shares of our common stock to non-officer employees.

Historically, the Compensation Committee has made most of the significant adjustments to annual compensation, determined bonus and equity awards and established new performance objectives at one or more meetings held toward the end of the year or the beginning of the following year. However, the Compensation Committee also considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of our compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, at various meetings throughout the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels (including bonus amounts based upon performance objectives for the prior year) and the establishment of performance objectives for the current year. For executives other than the Chief Executive Officer, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth the total compensation that may become payable to executives in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and analyses of executive and director compensation paid at other companies.

Compensation Committee Interlocks and Insider Participation

Directors serving on the Compensation Committee during 2014 included Ms. Burow, Dr. Hedley, Dr. Rastetter and Mr. Torres. None of these individuals served as an officer or employee of Receptos during the last fiscal year. Mr. Hasnain, our Chief Executive Officer and one of our directors, was a member of the Compensation Committee of Seragon Pharmaceuticals during 2014, during which time Dr. Heyman, another one of our directors, served as Chief Executive Officer of Seragon Pharmaceuticals. Dr. Rastetter served as our Acting Chief Executive Officer from May 2009 to November 2010.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of the Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as our directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board for selection candidates for election to the Board of Directors, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board and monitoring our adherence to the Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee is currently composed of four directors: Dr. Rastetter (chair), Ms. Burow, Dr. Heyman and Ms. Szela. Dr. Heyman and Ms. Szela became members of the Nominating and Corporate Governance Committee concurrently with their appointment to the Board in July 2014. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards). The Nominating and Corporate Governance Committee met three times during the 2014 fiscal year. The Nominating and Corporate Governance Committee has adopted a written charter that is available to stockholders on our website and www.receptos.com.

The Nominating and Corporate Governance Committee believes that candidates for director, both individually and collectively, can and do provide the integrity, experience, judgment, commitment (including having sufficient time to devote to us and level of participation), skills, diversity and expertise appropriate for us. In assessing the directors, both individually and collectively, the Nominating and Corporate Governance Committee may consider the current needs of the Board and of us to maintain a balance of knowledge, experience and capability in various areas. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate given the current needs of the Board and us, to maintain a balance of knowledge, experience and capability. In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to us during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

During 2014, the Nominating and Corporate Governance Committee’s efforts led to the recommendation of three new qualified candidates to serve on our Board of Directors, Drs. Hedley and Heyman and Ms. Szela, all of whom joined our Board of Directors in 2014.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 3033 Science Park Road, Suite 300, San Diego, CA 92121, Attn: Secretary, no later than the 90th day and no earlier than the 120th day prior to the one-year anniversary of the date of the proxy statement for the preceding year’s annual meeting. Submissions must include (1) the name and address of the stockholder on whose behalf the submission is made; (2) the number of shares that are owned beneficially by such stockholder as of the date of the submission; (3) a description of all arrangements or understandings between such stockholder and the proposed candidate pursuant to which the proposed nomination is being made; (4) the full name, age and business and residence addresses of the proposed candidate; (5) a description of the proposed candidate’s business experience for at least the previous five years; (6) the number of shares that are owned beneficially by the proposed candidate; (7) any other information relating to the proposed candidate that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder; (8) the nominee’s written consent to serve, if elected; and (9) any other information required by our Bylaws. We may require any proposed nominee to furnish such other information as it may reasonably require to determine the eligibility of such proposed nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such proposed nominee.

Stockholder Communications With the Board of Directors

Our Board has adopted a process by which stockholders may communicate with the Board or any of its directors. Stockholders who wish to communicate with the Board or any its directors may do so by sending written communications addressed to the Secretary of Receptos, Inc. at 3033 Science Park Road, Suite 300, San Diego, CA 92121. Each communication must set forth the name and address of the stockholder on whose behalf the communication is sent and the number of shares that are owned beneficially by such stockholder as of the date of the communication. Each communication will be reviewed by our Secretary to determine whether it is appropriate for presentation to the Board or such director. Communications determined by our Secretary to be appropriate for presentation to the Board or such director will be submitted to the Board or such director on a periodic basis.

Code of Ethics

We have adopted a code of ethics for directors, officers (including our principal executive officer, principal financial officer and principal accounting officer) and employees, known as the Code of Business Conduct and

Ethics. The Code of Business Conduct and Ethics is available on our website at www.receptos.com under the Corporate Governance section of our Investor Relations page. We will promptly disclose on our website (i) the nature of any amendment to the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and (ii) the nature of any waiver, including an implicit waiver, from a provision of the code that is granted to one of these specified individuals that is required to be disclosed pursuant to SEC rules and regulations, the name of such person who is granted the waiver and the date of the waiver.

PROPOSAL 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2015 and has further directed that management submit the selection of independent registered public accounting firm for ratification by the stockholders at the annual meeting. Ernst & Young LLP has audited our financial statements since 2011. Representatives of Ernst & Young LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require us to seek stockholder ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes. Broker non-votes (if any) are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Principal Accountant Fees and Services

The following table represents aggregate fees billed to us for the fiscal years ended December 31, 2014 and 2013 by Ernst & Young LLP, our principal accountant. All fees described below were pre-approved by the Audit Committee.

	Fiscal Year Ended
	2014	2013
Audit Fees (1)	$764,000	$1,117,000
Audit-related Fees (2)	—	—
Tax Fees (3)	—	2,000
All Other Fees (4)	2,000	2,000

Total Fees	$766,000	$1,121,000

(1)	Audit fees consist of fees billed for professional services by Ernst & Young LLP for audit and quarterly review of our financial statements and review of our registration statements and related services that are normally provided in connection with statutory and regulatory filings or engagements.
(2)	We did not engage Ernst & Young LLP to perform audit-related services.
(3)	Represents fees for tax advisory services.
(4)	Represents annual licensing fees for an accounting database subscription.

Pre-Approval Policies and Procedures

The Audit Committee has not adopted a policy or procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, and consequently all audit and non-audit services are approved by the whole Audit Committee.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our executive officers:

Name	Age	Position(s)
Faheem Hasnain	56	President, Chief Executive Officer and Director
Graham Cooper	45	Chief Financial Officer
Sheila Gujrathi, M.D.	44	Chief Medical Officer
Marcus F. Boehm, Ph.D.	55	Chief Technology Officer and Co-Founder
Robert J. Peach, Ph.D.	59	Chief Scientific Officer and Co-Founder
Christian Waage	48	Senior Vice President and General Counsel
Chrysa Mineo	50	Senior Vice President, Corporate Development

Mr. Hasnain’s biographical information is set forth above under Proposal 1.

Graham Cooper joined us as Chief Financial Officer in February 2013. Prior to joining us, during 2012, Mr. Cooper was the Executive Vice President, Finance and Chief Financial Officer of Geron Corporation, a biopharmaceutical company focused on cancer therapies. From 2006 until 2011, Mr. Cooper served as Senior Vice President, Chief Financial Officer and Treasurer of Orexigen Therapeutics, Inc., a biotechnology company focused on obesity. From 1999 to 2006, Mr. Cooper held positions of increasing responsibility including Director, Health Care Investment Banking, at Deutsche Bank Securities, where he was responsible for executing and managing a wide variety of financing and merger and acquisition transactions in the life sciences field. From August 1992 to January 1995, he worked as an accountant at Deloitte & Touche, and was previously a C.P.A. Mr. Cooper has served on the board of directors of Celladon Corporation since September 2013. Mr. Cooper holds a B.A. in Economics from the University of California at Berkeley and an M.B.A. from the Stanford Graduate School of Business.

Sheila Gujrathi, M.D. has served as our Chief Medical Officer since June 2011. She joined us from Bristol Myers Squibb where she was Vice President of the Global Clinical Research Group in Immunology from 2008 to 2011. Prior to joining BMS, Dr. Gujrathi worked at Genentech where she held roles of increasing responsibility in the Immunology, Tissue Growth and Repair clinical development group from 2002 to 2008. From 1999 to 2002, Dr. Gujrathi was a management consultant at McKinsey & Company in the healthcare practice where she provided strategic advice on a variety of projects in the healthcare and pharmaceutical industry. Dr. Gujrathi received her B.S. with highest distinction in Biomedical Engineering and M.D. from Northwestern University in their accelerated Honors Program in Medical Education. She completed her Internal Medicine Internship and Residency at Brigham and Women’s Hospital, Harvard Medical School and is board certified in internal medicine. She received additional training at University of California, San Francisco and Stanford University in their Allergy and Immunology Fellowship Program.

Marcus F. Boehm, Ph.D. has served as our Chief Technology Officer since October 2011, as well as our Vice President of Chemistry from May 2009 to October 2011, and he is a Co-Founder. From 2007 to 2009, Dr. Boehm served as the Vice President of Chemistry for Apoptos, Inc., which we acquired in May 2009. From 2006 to 2007, Dr. Boehm held the position of Senior Director of Chemistry at Biogen Inc. with responsibility for multiple medicinal chemistry programs and served as the head of chemistry for the San Diego site. Dr. Boehm formerly served as Vice President of Chemistry at Conforma Therapeutics until its acquisition by Biogen Inc. in 2006. Prior to joining Conforma, Dr. Boehm held various positions with progressing responsibility in medicinal chemistry at Ligand Pharmaceuticals, where he led chemistry efforts on multiple intracellular receptor programs. Dr. Boehm received a B.A. in Chemistry from the University of California, San Diego and a Ph.D. in Chemistry from State University of New York Stony Brook, and completed a National Institutes of Health Postdoctoral Fellowship at Columbia University.

Robert J. Peach, Ph.D. has served as our Chief Scientific Officer since October 2011, as well as our Vice President of Biology from May 2009 to October 2011, and he is a Co-Founder. From 2007 to 2009, Dr. Peach

co-founded and served as the Vice President of Biology for Apoptos, Inc., which we acquired in May 2009. From 2005 to 2007, Dr. Peach was Senior Director of Oncology Discovery at Biogen Inc. where he had responsibility for several bicoastal research programs. From 2001 to 2005, Dr. Peach served as Director of Antibody Discovery and Tumor Immunology at IDEC Pharmaceuticals and at the merged Biogen Inc. where he worked on developing new autoimmune therapeutic opportunities. Prior to joining Biogen Inc., Dr. Peach held several research positions with increasing responsibility at Bristol Myers Squibb from 1991 to 2000. He received his B.S. and M.S. (1st class honors) from the University of Canterbury and a Ph.D. in Biochemistry from the University of Otago, New Zealand.

Christian Waage has served as our Senior Vice President and General Counsel since November 2013. He joined Receptos from Websense Inc., where he served as Vice President and General Counsel from July 2012 until its acquisition in August 2013. Prior to Websense, Mr. Waage served as Vice President and General Counsel of Ardea Biosciences, Inc. from March 2008 until its acquisition in July 2012. Prior to Ardea Biosciences, Mr. Waage practiced law for over a decade at DLA Piper, where he was a partner. He received a J.D. from the University of San Diego School of Law and a B.A. in Economics from the University of California, San Diego.

Chrysa Mineo has served as our Senior Vice President, Corporate Development since January 2014. She previously served as our Vice President, Corporate Development beginning in July 2009. She is responsible for our collaborations with AbbVie, Ono and Lilly and our partnership with Janssen Pharmaceuticals. Ms. Mineo has extensive experience in the biotechnology industry, including in roles of increasing responsibility from 1997 to 2009, leading to Senior Director of Business Development for Neurocrine Biosciences. Prior to Neurocrine, Ms. Mineo served in various capacities in research, marketing and business development for such companies as Amgen, DNAX Research Institute, Schering Plough and Baxter Biotech. She began her career in 1987 with Amgen as a member of a cellular biology team. Ms. Mineo holds a B.S. in Zoology from the University of California, Davis and received her M.B.A. from Duke University’s Fuqua School of Business.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of April 2, 2015, the number of shares and percentage ownership of common stock beneficially owned by:

•	Each person who is known by us to beneficially own 5% or more of our common stock;

•	Each of our Named Executive Officers discussed below under the section entitled “Executive Compensation”;

•	Each of our directors and nominees; and

•	All of our current executive officers and directors as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated by the footnotes below, we believe, based on the information furnished to us or otherwise available, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 31,548,710 shares of common stock outstanding at April 2, 2015. Shares beneficially owned include restricted shares of common stock acquired by executives upon the early exercise of stock options granted under our 2008 Stock Plan, as well as shares of restricted stock issued outside of such Plan, for which we have a right of repurchase if the executive terminates employment before the shares have vested. In computing the number of shares and percentage ownership of common stock beneficially owned by a person, we deemed to be outstanding all shares of common stock underlying options held by that person that are currently exercisable or will become exercisable within 60 days of the date of the table. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, ownership includes shares owned by a spouse, minor children and relatives sharing the same home, as well as entities owned or controlled by the named person. Unless otherwise noted, shares are owned of record and beneficially by the named person or entity.

Except as otherwise set forth in footnotes to the table below, the address of each of the persons listed below is 3033 Science Park Road, Suite 300, San Diego, CA 92121.

Beneficial Ownership Table

Name and Address of Beneficial Owner	Number of Shares Owned		Percentage of Class
Executive Officers and Directors:
Faheem Hasnain	546,146	(1)	1.72%
Graham Cooper	66,314	(2)	*
Sheila Gujrathi, M.D.	207,708	(3)	*
Marcus F. Boehm, Ph.D.	191,464	(4)	*
Robert J. Peach, Ph.D.	177,105	(5)	*
William H. Rastetter, Ph.D.	353,383	(6)	1.12%
Kristina Burow	34,826	(7)	*
Mary Lynne Hedley, Ph.D.	8,062	(8)	*
Richard A. Heyman, Ph.D.	5,222	(9)	*
Erle T. Mast	20,404	(10)	*
Mary Szela	5,222	(11)	*
S. Edward Torres	906,710	(12)	*
All Executive Officers and Directors as a group (14 persons)	2,704,752	(13)	8.42%
5% Stockholders:
FMR LLC	4,561,436	(14)	14.46%
BlackRock, Inc.	2,806,503	(15)	8.90%
Capital International Investors	1,759,700	(16)	5.58%

*	Represents beneficial ownership of less than one percent.
(1)	Consists of: (i) 384,409 shares of common stock; and (ii) 161,737 shares of common stock underlying stock options.
(2)	Consists of 66,314 shares of common stock underlying stock options.
(3)	Consists of: (i) 120,661 shares of common stock; and (ii) 87,047 shares of common stock underlying stock options.
(4)	Consists of: (i) 145,656 shares of common stock; and (ii) 45,808 shares of common stock underlying stock options.
(5)	Consists of: (i) 131,297 shares of common stock; and (ii) 45,808 shares of common stock underlying stock options.
(6)	Consists of: (i) 332,234 shares of common stock; and (ii) 21,149 shares of common stock underlying stock options.
(7)	Consists of: (i) 13,667 shares of common stock; and (ii) 21,149 shares of common stock underlying stock options.
(8)	Consists of 8,062 shares of common stock underlying stock options.
(9)	Consists of 5,222 shares of common stock underlying stock options.
(10)	Consists of: (i) 300 shares of common stock; and (ii) 20,104 shares of common stock underlying stock options.
(11)	Consists of 5,222 shares of common stock underlying stock options.
(12)	Consists of: (i) 21,149 shares of common stock underlying stock options held by Mr. Torres; and (ii) 885,561 shares of common stock held of record and beneficially by Lilly Ventures Fund I, LLC (the “Fund”) and Eli Lilly and Company (“Lilly”). Director S. Edward Torres is a non-managing member of the Fund therefore may be deemed to beneficially own the shares beneficially owned by the Fund. Mr. Torres disclaims beneficial ownership over such shares, except to the extent of any pecuniary interest therein. Lilly, as sole managing member of the Fund, and pursuant to provisions of the limited liability company agreement of the Fund, has voting authority with respect to shares owned by the Fund. The information in this footnote regarding the Fund and Lilly is based on a Schedule 13G/A filed on February 17, 2015 and subsequent Form 4 filings. The mailing addresses of the beneficial owners are: Lilly, Lilly Corporate Center, Indianapolis, IN 46285; the Fund and Mr. Torres, 115 West Washington Street, Suite 1680-South, Indianapolis, IN 46204.
(13)	Consists of: (i) 2,118,487 shares of common stock; and (ii) 586,265 shares of common stock underlying stock options.
(14)	The information in this footnote is based on a Schedule 13G/A filed on February 13, 2015. FMR LLC, along with certain of its affiliates, has sole voting power with respect to 61,108 shares and sole dispositive power with respect to 4,561,436 shares. Edward C. Johnson 3d is a Director and the Chairman of FMR LLC and Abigail P. Johnson is a Director, the Vice Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the family of Edward C. Johnson 3d, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The mailing address of the beneficial owner is 245 Summer Street, Boston, Massachusetts 02210.
(15)	The information in this footnote is based on a Schedule 13G filed on February 2, 2015. BlackRock, Inc., a parent holding company, has sole voting power with respect to 2,750,318 shares and sole investment power with respect to 2,806,503 shares. The mailing address of the beneficial owner is 55 East 52nd Street, New York, NY 10022.

(16)	Information with respect to Capital International Investors is based on a Schedule 13G filed on February 13, 2015. Capital International Investors is a division of Capital Research Management Company and an investment adviser. The mailing address of the beneficial owner is 333 South Hope Street, Los Angeles, CA 90071.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and our other equity securities. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2014, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

Equity Compensation Plan Information

The following table gives information about our existing equity compensation plans as of December 31, 2014.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	1,926,699	$26.31	360,301
Equity compensation plans not approved by security holders	—	—	—

Total	1,926,699	$26.31	360,301

Performance Graph*

The following graph shows a comparison from May 9, 2013 (the date our common stock commenced trading on the NASDAQ Global Market) through December 31, 2014 of the cumulative total return for our common stock, the NASDAQ Composite Index and the NASDAQ Biotechnology Index. The graph assumes an initial investment of $100 on May 8, 2013. The comparisons in the graph are not intended to forecast or be indicative of possible future performance of our common stock.

Comparison of Cumulative Return Since IPO

Assumes Initial Investment of $100

* This performance graph is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE REPORT*

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis included in this proxy statement. Based on that review and its discussions with the Company’s management, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Kristina Burow

Mary Lynne Hedley, Ph.D.

S. Edward Torres

* The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION

Our principal executive officer, our principal financial officer and the three other most highly compensated executive officers for the year ended December 31, 2014 (the “Named Executive Officers”) are:

•	Faheem Hasnain, our President and Chief Executive Officer;

•	Graham Cooper, our Chief Financial Officer;

•	Sheila Gujrathi, our Chief Medical Officer;

•	Marcus F. Boehm, our Chief Technology Officer; and

•	Robert J. Peach, our Chief Scientific Officer.

Compensation Discussion and Analysis

Executive Summary

The Compensation Committee designs our executive compensation programs to reward corporate and individual performance against clearly defined goals and align the long-term interests of our executive officers with our stockholders. We compensate our executive officers with a mix of salary, employee benefits, annual cash incentive compensation and long-term equity incentive compensation. Overall, over eighty percent (80%) of our Named Executive Officers’ compensation is targeted for delivery in the form of incentive compensation. As a biopharmaceutical company without a product approved for marketing, our corporate goals focus on the timely development and testing of our two key therapeutic candidates, ozanimod (formerly RPC1063) and RPC4046, the advancement of a pre-clinical stage development program and the strategic use of fundraising to support our balance sheet. Our incentive compensation programs are informed by these corporate goals.

In order to retain our successfully integrated leadership team, we design our executive compensation program to be competitive with market standards. The Compensation Committee generally looks to the 50th percentile of our peer group for cash compensation and the 50th through 75th percentile of our peer group for equity compensation in checking our compensation levels against the market. However, our compensation targets are not bound strictly to market rates. Each of our executive’s compensation is ultimately personalized based on corporate and individual accomplishments, personal experience and skillsets as well as the executive’s responsibilities under our management framework.

Our compensation to executive officers for 2014 is reflective of a highly successful year at a critical juncture in our corporate development. We executed and exceeded a number of corporate funding and clinical development milestones, including:

•	Completed the Phase 2 portion of the RADIANCE study for use of ozanimod in treatment of patients with relapsing multiple sclerosis. Positive results of such Phase 2 portion not only met primary and secondary efficacy endpoints, but also indicated differentiated safety characteristics.

•	Completed the induction portion of the Phase 2 TOUCHSTONE study for use of ozanimod in treatment of patients with ulcerative colitis. Positive results of such induction portion of TOUCHSTONE met primary and secondary efficacy endpoints, and echoed safety and tolerability indicia of the Phase 2 portion of the RADIANCE study.

•	Proceeded with the Phase 3 portion of the RADIANCE study and commenced SUNBEAM, a second Phase 3 trial for use of ozanimod in treatment of patients with relapsing multiple sclerosis.

•	Completed three (3) secondary stock offerings to the public that raised approximately $700 million in net proceeds.

•	Initiated the Phase 2 HEROES study for use of RPC4046 in treatment of patients with eosinophilic esophagitis.

During 2014, the Compensation Committee and Board, as applicable, approved salary increases, annual cash incentive targets and criteria and annual refresher equity grants for our Named Executive Officers. In January 2014, the Board enacted annual salary increases for our executive officers, including Named Executive Officers, pursuant to a proposal of the Compensation Committee. In April 2014, the Compensation Committee established performance criteria and weighting for our 2014 annual cash incentive program after having previously approved the annual cash incentive targets for each Named Executive Officer in December 2013. Awards under the 2014 cash incentive program were approved and paid at above-target levels in February 2015. In April 2014, the Board granted annual stock option awards to the Company’s executive officers, including Named Executive Officers, on terms proposed by the Compensation Committee. These stock options were priced at fair market value and subject to four (4)-year graded vesting with a one (1)-year cliff. Stock options were determined to be the most appropriate form of equity award considering our pre-commercial stage of development and peer company practices.

Compensation Philosophy and Objectives

The Compensation Committee believes that the compensation of our executive officers, including our Named Executive Officers, should:

•	Encourage creation of stockholder value and achievement of strategic corporate objectives;

•	Integrate compensation with our annual and long-term corporate objectives and strategy, and focus executive behavior on the fulfillment of those objectives;

•	Provide a competitive total compensation package that enables us to attract and retain, on a long-term basis, qualified personnel; and

•	Provide fair compensation consistent with internal compensation programs.

Implementing Our Objectives

Role of Compensation Committee. The Compensation Committee designs, administers and interprets our executive compensation and benefits policies, including our cash incentive and equity incentive plans. Our Board has authority to review and approve the proposals of our Compensation Committee on executive compensation matters. The performance of our Chief Executive Officer (“CEO”) is reviewed by the Compensation Committee in light of our corporate goals. Our Compensation Committee considers input from our CEO to assess the performance of our other executive officers and determine their compensation. From time to time, our Human Resources department provides market data and other information to assist the Compensation Committee in determining appropriate compensation levels for our executives.

Role of Compensation Consultant. The Compensation Committee directly retained the services of Radford, an Aon Hewitt Company (Radford), as an independent compensation consultant to advise on executive compensation for 2014. Radford supports the Compensation Committee on various topics relating to executive compensation, including selection of our peer group companies, review of our equity compensation program, competitive assessment of pay levels and analysis of the structure of our executive incentive compensation programs. The Compensation Committee conducted an independence review of Radford and determined that there was no conflict of interest that would prevent Radford from being objective in its work for the Compensation Committee. In making this determination, the Compensation Committee considered the fees paid to Radford or any affiliate of its parent company Aon plc, Radford’s policies and procedures in place to prevent conflicts of interest, the absence of any Radford advisors who own shares of our common stock, and the absence of any business or material personal relationships between the Radford lead advisor and our executives.

Peer Group Benchmarking.

While the Compensation Committee did not use market benchmarks to determine executive compensation for 2014, the Committee reviewed market reference data to evaluate the competitiveness of each component of our Named Executive Officers’ compensation and to determine whether the total compensation paid to each of our Named Executive Officers was reasonable in the aggregate. The Compensation Committee reviewed two types of market references for this purpose: a select peer group of 20 biotechnology and pharmaceutical companies and the Radford Global Life Sciences survey. The peer group for executive compensation purposes was chosen based on the following characteristics: comparable stage in key product and corporate development, broadly similar size in market capitalization value and similar growth and performance potential. This peer group was approved by the Board in July 2013 and includes the following companies:

ACADIA Pharmaceuticals	Enanta	Regulus Therapeutics
AcelRx Pharmaceuticals	Endocyte	Sangamo BioSciences
Amicus Therapeutics	Intercept Pharmaceuticals	Synta Pharmaceuticals
Anacor Pharmaceuticals	KaloBios Pharmaceuticals	Threshold Pharmaceuticals
ChemoCentryx	New Link Genetics	Transcept Pharmaceuticals
Durata Therapeutics	OncoGenex	Trius Therapeutics
Dyax	Orexigen

Key Elements of Executive Compensation

Our executive officers’ compensation includes three primary components: base salary, annual cash incentive awards, and long-term equity-based incentive awards. Our compensation mix is weighted towards incentive compensation (generally, in excess of 80% of target compensation is incentive-based compensation) in order to best align executive and shareholder interests. Beyond these three key elements of compensation, we also provide our executive officers a variety of benefits that are available generally to all full-time regular employees.

Base Salary. Our base salaries are designed to attract and retain qualified personnel by providing a consistent cash flow throughout the year as compensation for performance of day-to-day responsibilities. Base salaries for our executive officers are established based on the scope of their responsibilities, their performance, and their prior relevant background, training and experience. Salary levels also take into account compensation paid by competing companies for similar positions and the overall market demand for those executive officers at the time of hire. The Compensation Committee reviews each executive officer’s salary at the beginning of each year to determine what, if any, changes are appropriate based on the applicable executive’s contributions and responsibilities over the prior 12 months and any change in competitive market pay levels.

In January 2014, the Compensation Committee proposed, and the Board adopted, the 2014 base salaries for our executive officers, including Named Executive Officers. Consistent with market trends, base salary in 2014 for each Named Executive Officer was increased by 3% from the 2013 salary levels that became effective after our initial public offering.

Name	2013 Post-IPO Base Salary (effective September 17, 2013)	2014 Base Salary	Total% Increase Over 2013 Post-IPO Base Salary
Faheem Hasnain	$519,500	$535,085	3.0%
Graham Cooper*	$328,500	$337,329	2.7%
Sheila Gujrathi, M.D.	$370,000	$381,100	3.0%
Marcus F. Boehm, Ph.D.	$308,200	$317,446	3.0%
Robert J. Peach, Ph.D.	$308,200	$317,446	3.0%

*	Mr. Cooper’s 2014 Base Salary increase was pro-rated to reflect his hiring in February 2013.

Cash Incentive Compensation. Our cash incentive program provides annual award opportunities for eligible employees, including all of our Named Executive Officers. This program is designed to reward participants for executing on our key corporate objectives and, in the case of executive officers other than our CEO, the achievement of individual objectives. While awards are determined by reference to pre-determined objectives, the final award amounts to executive officers are not guaranteed and can be adjusted in the sole discretion of the Compensation Committee after review of the year’s accomplishments.

Awards for our executive officers under the 2014 cash incentive program were approved by the Compensation Committee and Board in February 2015 and paid promptly thereafter. In December 2013, the Compensation Committee proposed and the Board approved award targets for our Named Executive Officers other than our CEO at 40% of annual base salary and the award target for our CEO at 50% of annual base salary. These target incentive award amounts for each participant were determined based upon consideration of the participant’s potential impact on our operating and financial results and on market pay practices. The award amount under the program is determined by reference to the award target multiplied by the final payout factor. For each of our Named Executive Officers other than the CEO, the payout factor was determined at a targeted 80% by reference to corporate performance against objectives and at a targeted 20% by reference to the executive officer’s achievement of individual performance goals. Our CEO’s payout factor was set at a targeted 100% by reference to corporate performance against objectives. The individual performance goals for our Named Executive Officers were established by our CEO based on the applicable executive’s sphere of responsibility within our operations, with categories including strategic leadership, communication, results, performance, collaboration and personnel development.

Corporate performance objectives for 2014 focused on clinical development execution, progress toward regulatory approval, and corporate fundraising and development accomplishments. A basic payout factor was set at 100% upon target accomplishment of certain core goals. However, this basic payout factor was eligible for increase in the following two ways: (i) by outperformance with respect to one or more core goals, with a possible aggregate increase in the payout factor of 30%; and (ii) subject to a minimum performance level in the core goals, accomplishment of stretch goals, with a possible aggregate increase in the payout factor of 50%. At the time the corporate performance objectives for 2014 were set, the Compensation Committee believed that achievement of the target levels of performance (both core goals and stretch goals) would be difficult and challenging, but achievable with significant effort and skill.

In February 2015, the Compensation Committee first, and the Board second, evaluated the achievement of the 2014 corporate performance objectives and determined that incentive awards under our 2014 cash incentive program should be calculated with a 135% payout factor based upon applicable corporate achievements. Accordingly, our CEO’s award under the 2014 cash incentive program was set at 67.5% of his base salary (50% target multiplied by 135% payout factor) and the corporate performance component (with reference to an 80% target) of the awards for each of our other Named Executive Officers under the 2014 cash incentive program was set at 43% of his or her base salary (40% target multiplied by 135% payout factor and 80% weighting). In addition, based upon input from our CEO, the Compensation Committee first, and the Board second, evaluated the achievement of the 2014 individual performance goals of our Named Executive Officers other than our CEO. Payout factors for the individual performance goals of such Named Executive Officers (with reference to a 20% target) were determined to be 130%, 140%, 110% and 110% based on individual performances of Mr. Cooper, Dr. Gujrathi, Dr. Boehm and Dr. Peach, respectively. Finally, based on their exemplary performance, the Compensation Committee recommended and the Board approved additional discretionary cash awards of $49,897 and $57,213 to Mr. Cooper and Dr. Gujrathi, respectively. The cash incentive awards and discretionary cash awards so paid are set forth in the table below entitled “Summary Compensation Table.”

Equity-Based Incentive Awards. The Compensation Committee administers the equity-based incentive awards, such as stock option grants, that are made to our executive officers, including Named Executive Officers, under our 2013 Stock Plan. Equity-based awards fulfill two key objectives of our executive compensation program: they serve as a retention tool for securing our leadership team and as an incentive tool for rewarding superior results to the benefit of our stockholders. Equity awards are determined as part of the total compensation awarded to employees, taking into account base salary and cash incentive plan payout potential.

Prior to implementing the equity award program for 2014, the Compensation Committee conducted a review of alternative equity award designs, including both option and full value awards. Stock option awards priced at fair market value serve to align our employees and executive officers’ interests with the long-term interests of our stockholders by delivering value only if our stock price appreciates above the market price on the date of grant. The Compensation Committee determined that stock options with time-based vesting continued to be the best equity award design for our executive compensation program as of 2014 due to these pro-growth attributes, our status as a growth-focused biopharmaceutical company without a product approved for marketing and the practices of other similarly situated companies. The Compensation Committee determined that four (4)-year vesting, with a one (1)-year cliff delivered appropriate retentive and incentive dimensions and would be consistent with market reference points.

In determining the size of the 2014 equity awards to our executive officers, including Named Executive Officers, the Compensation Committee considered the highly vested status of our executive officers’ then-outstanding awards, our corporate performance in 2013 and expected contributions to future corporate performance. The Compensation Committee also considered the overall share reserve available under our 2013 Stock Plan and the annual equity plan “burn” rates of market references. In March 2014, the Compensation Committee proposed grants of stock options to our executive officers and this proposal was adopted by the Board in April 2014. These 2014 stock option grants to our Named Executive Officers are shown in the table below entitled “Grants of Plan-Based Awards.”

Termination-Based Compensation. Each of our Named Executive Officers is party to an employment agreement. These employment agreements provide for severance payments and acceleration of vesting of equity-based awards upon termination of employment under the circumstances described below under “Employment Agreements with Named Executive Officers.” In general, the employment agreements provide for severance benefits in the form of salary and benefits continuation if an officer’s employment is terminated without “cause” or is “constructively terminated” (as such terms are defined in the agreements). The agreements generally provide for enhanced benefits, including equity award vesting acceleration, if a termination without cause or constructive termination occurs within one month prior to or twelve months after a “change in control” (as defined in the agreements). These agreements are designed both to attract executives, as we compete for talented employees in a marketplace where such protections are routinely offered, and to retain executives and provide continuity of management in the event of an actual or threatened change in control.

Other Compensation. All of our full-time employees, including our Named Executive Officers, may participate in our health programs, such as medical, dental and vision care coverage, and our 401(k) and life and disability insurance programs. These benefits are designed to provide our executive officers and eligible employees a competitive total compensation package that enables us to attract and retain qualified personnel.

Compensation Policies and Practices

Equity Grant Practices. The exercise price of each stock option awarded to our executive officers under our 2013 Stock Plan is the closing price of our common stock on the date of grant. Starting in 2014, the Compensation Committee adopted a policy of attempting to schedule our annual equity awards for ongoing executive officers and employees to occur on or about April 1 of each year. Under our 2013 Stock Plan, we may not reprice or replace options at lower exercise price options without stockholder approval.

Tax Deductibility of Compensation. Section 162(m) of the Internal Revenue Code generally places a limit of $1,000,000 on the amount of compensation that we may deduct in any one year with respect to our CEO and each of the next three most highly compensated executive officers (excluding the CEO). The Compensation Committee considers the implications of Section 162(m) in designing our compensation programs. However, to maintain flexibility in compensating our executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all executive compensation to be deductible. In 2014 we were eligible for transitional relief under Section 162(m) that exempts compensation plans adopted prior to a company’s initial public offering from the deduction limit under Section 162(m). This transitional relief for awards under our 2013 Stock Plan expires upon the earlier of our 2017 annual meeting or upon a material modification of the plan.

Stock Ownership Guidelines. We have not currently adopted stock ownership guidelines for our Named Executive Officers or other employees.

Policy Regarding Restatements. We do not currently have a formal policy requiring a fixed course of action with respect to compensation adjustments, or “clawbacks,” following later restatements of financial results. Under those circumstances, our Board or Compensation Committee would evaluate whether compensation adjustments were appropriate based upon the facts and circumstances surrounding the restatement, including the requirements of the Sarbanes-Oxley Act of 2002 and any policies adopted pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Assessment of Risk. The Compensation Committee annually reviews the elements of Named Executive Officer compensation to determine whether any portion of the overall program encourages excessive risk taking. The Compensation Committee’s current assessment is that although the majority of compensation provided to our Named Executive Officers is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. The Compensation Committee believes that the design of these compensation programs encourages our Named Executive Officers to remain focused on both short-term and long-term strategic goals. Safeguards integrated into the Company’s compensation practices include: (1) the balance of short-term and long-term incentive compensation; (2) the use of time-based vesting criteria in long-term incentive awards to align holders’ interests with the Company’s long-term prospects; (3) the use of multiple performance metrics in the annual cash incentive plan, each linked to overall Company progress as opposed to narrow targets; (4) the limitation on annual awards under the Company’s equity incentive plan; and (5) the reservation of Compensation Committee discretion to reduce amounts payable under the cash incentive award program.

2014 Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2014, 2013 and 2012, compensation awarded to, paid to, or earned by, the Named Executive Officers. Information for Mr. Cooper is provided only for the fiscal years ended December 31, 2014 and 2013 because his employment with the Company began in 2013, and information for Drs. Boehm and Peach is provided only for the fiscal year ended December 31, 2014 because they were not Named Executive Officers prior to 2014.

Name and Principal Position	Fiscal Year	Salary	Bonus		Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation		Total

Faheem Hasnain	2014	$534,366	$—		$3,806,058	$361,182	$5,000	(3)	$4,706,606
President and Chief Executive Officer	2013	$451,644	$—		$3,865,160	$348,233	$5,000		$4,670,037
	2012	$400,000	$—		$4,465	$190,000	$5,000		$599,465

Graham Cooper(4)	2014	$336,922	$49,897	(6)	$1,325,217	$180,807	$31,000	(5)	$1,923,843
Chief Financial Officer	2013	$254,767	$—		$1,495,027	$119,707	$24,167		$1,893,668

Sheila Gujrathi, M.D.	2014	$380,588	$57,213	(6)	$1,987,844	$207,317	$5,000	(3)	$2,637,962
Chief Medical Officer	2013	$364,327	$—		$2,359,966	$153,180	$7,305		$2,884,778
	2012	$345,000	$5,175	(6)	$1,496	$98,325	$5,000		$454,996

Marcus F. Boehm, Ph.D.	2014	$317,019	$—		$1,325,217	$165,072	$3,750	(3)	$1,811,058
Chief Technology Officer

Robert J. Peach, Ph.D.	2014	$317,019	$—		$1,325,217	$165,072	$5,000	(3)	$1,812,308
Chief Scientific Officer

(1)	This column represents the aggregate grant date fair value of options granted during 2014, 2013 and 2012 computed in accordance with Financial Accounting Standards Board Accounting Standards Codification No. 718, Compensation-Stock Compensation, or FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. These amounts generally reflect the amount that the Company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. For additional information on the valuation assumptions used in the calculation of these amounts for the respective year-end, refer to note 10 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.
(2)	Amounts shown represent performance bonuses earned for 2014, 2013 and 2012, as applicable, which were each paid in a cash lump sum in the first quarter of 2015, 2014 and 2013, respectively.
(3)	Amount contributed by us to a health savings account on behalf of the executive. This benefit is provided to the Named Executive Officers on the same terms as provided to all of our regular full-time employees in the United States. For more information regarding these benefits, see below under “Perquisites, Health, Welfare and Retirement Benefits.”
(4)	Mr. Cooper joined as our Chief Financial Officer in February 2013, and his compensation totals for 2013 reflect his February 2013 employment start date.
(5)	Represents a commuting benefit paid to the executive ($26,000) and amount contributed by us to a health savings account on behalf of the executive ($5,000).
(6)	Amount shown represents bonus amount paid in the sole discretion of our Board of Directors, which amount is in addition to the amount calculated for performance based bonuses shown in the column “Non-Equity Incentive Plan Compensation.”

2014 Grants of Plan-Based Awards

The following table sets forth summary information regarding all grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2014:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options(2) (#)	Exercise or Base Price of Option Awards ($/share)	Grant Date Fair Value of Stock and Option Awards(3) ($)
		Threshold ($)	Target ($)	Maximum ($)
Faheem Hasnain	1-28-14		$267,543
	4-3-14				106,107	$41.51	$3,806,058
Graham Cooper	1-28-14		$134,932
	4-3-14				36,945	$41.51	$1,325,217
Sheila Gujrathi, M.D.	1-28-14		$152,440
	4-3-14				55,418	$41.51	$1,987,844
Marcus F. Boehm, Ph.D.	1-28-14		$126,978
	4-3-14				36,945	$41.51	$1,325,217
Robert J. Peach, Ph.D.	1-28-14		$126,978
	4-3-14				36,945	$41.51	$1,325,217

(1)	Represents the annual performance-based bonus each Named Executive Officer is eligible to receive based on (i) the individual’s target bonus, as a percentage of base salary, (ii) a Company-based performance factor and (iii) for our Named Executive Officers other than our CEO, an individual performance factor. There is no maximum bonus percentage or amount established for the Named Executive Officers. Annual performance-based bonuses for 2014 awarded in early 2015 were as follows: $361,182 for Mr. Hasnain; $180,807 for Mr. Cooper, $207,317 for Dr. Gujrathi and $165,072 for each of Drs. Boehm and Peach. Additionally, based on their exemplary performance, the Compensation Committee recommended and the Board approved additional discretionary cash awards of $49,897 and $57,213 to Mr. Cooper and Dr. Gujrathi, respectively.
(2)	These options vest at the rate of 25% of the total number of shares subject to the option on the first anniversary of the date of grant and 1/48th of the total number of shares subject to the option on each monthly anniversary thereafter, provided that the option holder continues to provide services to us through such dates.
(3)	This column represents the aggregate grant date fair value of options granted during 2014 in accordance with FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. These amounts generally reflect the amount that the Company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the Named Executive Officers. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 10 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC.

Narrative Disclosure Relating to Summary Compensation Table and Grants of Plan-Based Awards Table

Annual Base Salary

The compensation of our Named Executive Officers is generally determined and approved by our Compensation Committee, which recommends its decisions to our Board of Directors. Our Board of Directors, without members of management present, ultimately approves all compensation decisions for our Named Executive Officers. Base salaries for our Named Executive Officers in 2014 were as follows.

Name	2014 Base Salary
Faheem Hasnain	$535,085
Graham Cooper	$337,329
Sheila Gujrathi, M.D.	$381,100
Marcus F. Boehm, Ph.D.	$317,446
Robert J. Peach, Ph.D.	$317,446

Annual Performance-Based Bonus Opportunity

In addition to base salaries, our Named Executive Officers are eligible to receive annual performance-based cash bonuses, which are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement towards these goals.

The annual performance-based bonus each Named Executive Officer is eligible to receive is based on (i) the individual’s target bonus, as a percentage of base salary, (ii) a company-based performance factor, or CPF, and (iii) an individual performance factor, or IPF, except that the CEO does not have an IPF. The actual performance-based bonus paid, if any, is calculated by multiplying the executive’s annual base salary, target bonus percentage, percentage attainment of the CPF and percentage attainment of the IPF. There is no maximum bonus percentage or amount established for the Named Executive Officers and, as a result, the bonus amounts vary from year to year based on corporate and individual performance. At the end of the year, the Committee recommends and our Board of Directors approves the extent to which we achieved the CPF. The extent to which each individual executive (other than the CEO) achieves his or her IPF is determined based on our CEO’s review and recommendation to the Committee, and the Committee recommends and our Board of Directors makes the final decisions with respect to each IPF. Additionally, the Committee has the discretion to determine the weighting of each of the goals that comprise the CPF and IPF. Our Board of Directors may award a bonus in an amount above or below the amount resulting from the calculation described above, based on other factors that the Board determines, in its sole discretion, are material to our corporate performance and provide appropriate incentives to our executives, for example based on events or circumstances that arise after the original CPF and IPF goals are set. Our Board of Directors exercised this discretion in awarding the bonuses for 2012 and 2014 performance, and the amount awarded discretionarily is shown in the “Bonus” column of the Summary Compensation Table.

Pursuant to their employment agreements and as modified by our Board of Directors, each Named Executive Officer has a target bonus represented as a percentage of base salary, or a target bonus percentage, each of which is set forth below:

Name	2014 Target Bonus
Faheem Hasnain	50%
Graham Cooper	40%
Sheila Gujrathi, M.D.	40%
Marcus F. Boehm, Ph.D.	40%
Robert J. Peach, Ph.D.	40%

The CPF and IPF goals are determined by the Board and communicated to the Named Executive Officers each year, prior to or shortly following the beginning of the year to which they relate. The CPF is composed of several goals that relate to our annual corporate goals and various business accomplishments which vary from time to time depending on our overall strategic objectives, but relate generally to achievement of clinical, regulatory and discovery milestones for clinical development candidates and performance against our business development goals. The IPF is composed of factors that relate to each Named Executive Officer’s ability to drive his or her own performance and the performance of his or her direct employee reports towards reaching our corporate goals. The proportional emphasis placed on each goal within the CPF and IPF may vary from time to time depending on our overall strategic objectives and the Board’s subjective determination of which goals have more impact on our performance.

For 2014, the CPF goals were weighted at 100% for Mr. Hasnain and weighted at a targeted 80% for the balance of the management team. CPF goals established and achieved included various financing and drug development activities and objectives. The IPF goals were weighted at a targeted 20% and varied among the non-CEO members of the management team, with categories including strategic leadership, communication, results, performance, collaboration and personnel development. The Board approved the recommendation of its Compensation Committee for a 2014 CPF achievement of 135%. Mr. Hasnain’s bonus, weighted 100% on CPF goals determined to be 135% achieved, resulted in a performance-based bonus of $361,182. A CPF rate of 108% (135% achievement at the target 80% weighting), combined with IPF achievements of 130%, 140%, 110% and 110% (at the target 20% weighting) based on individual performances of Mr. Cooper, Dr. Gujrathi, Dr. Boehm and Dr. Peach, respectively, resulted in a total cash incentive bonus of $180,807 for Mr. Cooper, $207,317 for Dr. Gujrathi and $165,072 for each of Drs. Boehm and Peach. Additionally, based on their exemplary performance, the Compensation Committee recommended and the Board approved additional discretionary cash awards of $49,897 and $57,213 to Mr. Cooper and Dr. Gujrathi, respectively.

Long-Term Incentive Compensation

Our long-term, equity-based incentive awards are designed to align the interests of our Named Executive Officers and our other employees, non-employee directors and consultants with the interests of our stockholders. Because vesting is based on continued service, our equity-based incentives also encourage the retention of our Named Executive Officers through the vesting period of the awards.

We use stock options as the primary incentive for long-term compensation to our Named Executive Officers because they are able to profit from stock options only if our stock price increases relative to the stock option’s exercise price. We generally provide initial grants in connection with the commencement of employment of our Named Executive Officers and annual retention grants thereafter.

Prior to May 2013, we granted all stock options pursuant to our 2008 Stock Plan (the “2008 Plan”), the terms of which are described below under “Equity Compensation Plans and Other Benefit Plans—2008 Stock Plan.” All options granted under the 2008 Plan were granted at no less than the fair market value of our common stock on the date of grant of each award. Beginning in May 2013, all stock options have been granted pursuant to our 2013 Stock Incentive Plan (the “2013 Plan”), the terms of which are described below under “Equity Compensation Plans and Other Benefits Plans—2013 Stock Incentive Plan.” All options granted under the 2013 Plan are granted at the fair market value of our common stock on the date of grant.

All of our stock option grants typically vest over a four-year period and may be granted with an early exercise feature allowing the holder to exercise and receive unvested shares of our stock, so that the employee may exercise and have a greater opportunity for gains on the shares to be taxed at long-term capital gains rates rather than ordinary income rates.

See “Outstanding Equity Awards at Fiscal Year End” for option awards made to our Named Executive Officers during the last fiscal year.

Vesting Acceleration

With respect to shares of stock acquired by our Named Executive Officers pursuant to options granted prior to our initial public offering in May 2013 under our 2008 Stock Plan, as well as restricted stock awards granted to our Named Executive Officers prior to our initial public offering outside of our 2008 Stock Plan, in the event of any corporate transaction such as a merger, reorganization or sale or transfer of all or substantially all of our assets or capital stock, in each case resulting in our stockholders immediately prior to such transaction holding 50% or less of the voting power of the surviving entity (unless such transaction is a sale of securities, the primary purpose of which is to generate financing, or is effected only for the purpose of changing our domicile), then, as of immediately prior to such transaction: (i) 50% of the unvested time-based shares will vest; (ii) 75% of the unvested shares subject to a milestone which has been achieved as of such termination will vest, with the remaining 25% vesting during continued employment in equal monthly portions over six months, unless a lesser time otherwise remains on the original vesting schedule; and (iii) provided that the transaction results in our pre-initial public offering investors receiving a return of at least five times on their pre-initial public offering investment, 75% of the unvested shares subject to any milestone will vest, with the remaining 25% vesting during continued employment in equal monthly portions over six months, unless a lesser time otherwise remains on the original vesting schedule.

In the event of termination without cause or a constructive termination surrounding a “change in control,” the vesting of outstanding stock options and restricted shares held by our Named Executive Officers may accelerate. Please see “—Employment Agreements with Named Executive Officers” for a discussion of such accelerated vesting arrangements.

Employment Agreements with Named Executive Officers

In September 2013, we entered into amended and restated employment agreements with each of our Named Executive Officers, which agreements provide that their employment is at will and may be terminated at any time by the executive or by us with or without cause and without notice. The employment agreements are substantially the same other than differences in base salary, target annual bonus percentages and severance. The employment agreements for Mr. Hasnain, Dr. Gujrathi, Mr. Cooper and Drs. Boehm and Peach provided for an annual base salary of $519,500, $370,000, $328,500, $308,200 and $308,200, respectively. Early in 2014, our Board of Directors approved a merit increase of 3% to base salaries of all employees, including our Named Executive Officers. Additionally, the target annual bonuses were set in the September 2013 agreements at 50% of annual base salary for Mr. Hasnain and 30% of the respective base salaries for each of the other Named Executive Officers (subsequently increased to 40% by our Board of Directors commencing for 2014).

Pursuant to each agreement, and subject to the Named Executive Officer’s execution of a general release of all claims against us, if the Named Executive Officer’s employment with us is terminated by us without “cause” or the Named Executive Officer’s employment with us is constructively terminated pursuant to a material reduction in compensation or responsibilities, a relocation of principal office or a material breach by us of the employment agreement, then the Named Executive Officer is entitled to receive (i) a lump sum cash payment of an amount equal to base salary payable for a period of (a) 12 months in the case of Mr. Hasnain and (b) nine months in the case of each of our other Named Executive Officers, and (ii) if the Named Executive Officer elects to continue health insurance coverage under COBRA, reimbursement for the same portion of monthly premiums we pay for active employees over (a) a 12-month period in the case of Mr. Hasnain and (b) a nine-month period in the case of each of our other Named Executive Officers.

Pursuant to each employment agreement, and subject to the Named Executive Officer’s execution of a general release of all claims against us, if one month prior to, or 12 months following the occurrence of, a “change in control” such as a change in the majority composition of the Board of Directors or a merger, reorganization or sale or transfer of all or substantially all of our assets or capital stock, in each case resulting in our stockholders immediately prior to such transaction holding 50% or less of the voting power of the surviving entity, the Named Executive Officer’s employment is terminated by us without “cause” or is constructively terminated pursuant to a material reduction in compensation or responsibilities, a relocation of principal office or a material breach by us of the employment agreement, then the Named Executive Officers is entitled to receive the following: (i) a lump sum cash payment of an amount equal to (a) base salary payable for a period of 24 months and two times target annual bonus in the case of Mr. Hasnain and (b) base salary payable for a period of 12 months and one times target annual bonus in the case of each of our other Named Executive Officers; (ii) if the Named Executive Officer elects to continue health insurance coverage under COBRA, reimbursement for the same portion of monthly premiums as we pay for active employees over (a) a 24-month period in the case of Mr. Hasnain and (b) a 12-month period in the case of our other Named Executive Officers (or in either case, if applicable, such lesser period as is available under COBRA); and (iii) the full vesting of all outstanding stock options, restricted shares and any other equity-based compensation. If any payment or benefit received by any Named Executive Officer pursuant to a change in control where a definitive agreement is entered into on or prior to March 31, 2015 had constituted a “parachute payment” under Section 280G of the Internal Revenue Code and had become subject to excise tax under Section 4999 of such Code, we would have paid a gross-up payment equal to the excise tax with respect to the parachute payment as well as all taxes with respect to such gross-up payment, subject to the applicable limits set forth in the employment agreement (including that the total amount of gross-up payments for all benefitted executives is capped at 1.5% of transaction value ). The timing of any payments to our Named Executive Officers under their respective employment agreements is subject to applicable requirements of Section 409A of the Code and the related Treasury Regulations.

Compensation Recovery Policies

The Board of Directors and the Compensation Committee have not determined whether they would attempt to recover bonuses from our executive officers if the performance objectives that led to the bonus determination were to be restated, or found not to have been met to the extent originally believed by the Board of Directors or the Compensation Committee. However, as a public company subject to the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, if we are required as a result of misconduct to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or other incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and will adopt a compensation recovery policy once final regulations on the subject have been adopted.

Equity Compensation Plans and Other Benefits Plans

2008 Stock Plan

General —Our 2008 Stock Plan was initially adopted by our Board of Directors in November 2008 and approved by our stockholders in January 2009 and was last amended on April 18, 2013. The purpose of the 2008 Stock Plan is to offer selected persons an opportunity to acquire a proprietary interest in our success, by acquiring shares of our common stock. Effective upon completion of our initial public offering in May 2013, our 2008 Stock Plan was terminated for purposes of future grants and no shares of our common stock remain available for future issuance of new awards under the 2008 Stock Plan.

Our 2008 Stock Plan permitted the direct award or sale of shares and for the grant of nonstatutory stock options and restricted stock to our employees, directors and consultants and any of our parents’ or subsidiaries’ employees and consultants. Incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, could also be granted but only to our employees and our parents’ or subsidiaries’ employees.

Share reserve—As of December 31, 2014, options to purchase a total of 387,693 shares of common stock were outstanding under the 2008 Stock Plan. Shares originally reserved for issuance under our 2008 Stock Plan but which were not issued or subject to outstanding awards on the effective date of our 2013 Stock Plan, which is described below, and shares subject to outstanding awards under our 2008 Stock Plan on the effective date of our 2013 Stock Plan that are subsequently forfeited or terminated for any reason before being exercised or settled, including shares subject to vesting restrictions that are subsequently forfeited, will become available for award under our 2013 Stock Plan. However, shares that have actually been issued under the 2008 Stock Plan, upon exercise of an award, will not be returned to the 2008 Stock Plan and will not become available for future distribution thereunder, except that if unvested shares of restricted stock are repurchased by us at their original purchase price, such shares will become available for future grant under the 2013 Stock Plan.

Administration—Our Board of Directors or a committee appointed thereby administers the 2008 Stock Plan. Subject to the provisions of our 2008 Stock Plan and, in the case of a committee, the specific duties delegated to such committee by the Board, and subject to the approval of any relevant authorities, the administrator has the authority in its discretion to take the following actions: (i) determine fair market value of our common stock; (ii) select recipients of awards under the 2008 Stock Plan; (iii) determine and modify or amend the number of shares, terms and conditions and forms of agreement related to awards under the 2008 Stock Plan; (iv) prescribe, amend and rescind rules and regulations related to the 2008 Stock Plan; (v) construe and interpret terms of the 2008 Stock Plan and awards; (vi) authorize any person to execute on our behalf any instrument required to effect the grant of an award and (vii) institute an option exchange program. All actions of the administrator will be final and binding on all persons.

Stock options—Prior to our initial public offering in May 2013, the administrator could grant incentive and/or nonstatutory stock options under our 2008 Stock Plan; provided that incentive stock options are only granted to employees. The exercise price of options granted under the plan must be equal to or greater than 100% of the fair market value of our common stock on the date of grant. The term of an option may not exceed ten years; provided, however, that an incentive stock option held by an optionee who owns more than 10% of the total combined voting power of all classes of our stock, our parent or any of our subsidiary corporations, may not have a term in excess of five years and must have an exercise price of at least 110% of the fair market value of our common stock on the grant date. The exercise price for an option may be paid in cash or check. In addition, the administrator may allow for payment by surrender of shares, promissory note, cashless exercise, or other forms of payment as may be permitted by our Board of Directors. Subject to the provisions of our 2008 Stock Plan, the administrator determines the remaining terms of the options (e.g., exercisability and vesting). The administrator may permit an optionee to exercise his or her option as to shares that have not vested. The optionee may exercise his or her option, to the extent vested, following termination of the optionee’s service for the period specified in the award agreement, such period to be three months (or twelve months in the case of termination due to death or disability) unless otherwise specified. For California optionees only, to the extent required by California law, such period will be no less than thirty days. However, in no event may an option be exercised later than the expiration of its term.

Restricted shares—Prior to our initial public offering in May 2013, restricted shares could be offered either alone, in addition to, or in tandem with other awards granted under the 2008 Stock Plan and/or cash awards made outside of the 2008 Stock Plan. The administrator will advise the offeree in writing or electronically of the terms, conditions and restrictions related to the offer, including the number of shares that such person will be entitled to purchase, the price to be paid (if any), and the time within which such person must accept such offer. Unless the administrator determines otherwise, we will have a repurchase option to purchase the shares for the original purchase price within 90 days of the termination of the holder’s services.

Transferability/Forfeiture —Unless determined otherwise by the administrator, the 2008 Stock Plan generally does not allow for options to be transferred in any manner other than by will or the laws of descent and distribution. Notwithstanding the foregoing, for California optionees only, to the extent permitted by the administrator, an option may be transferred to a revocable trust or as permitted by Rule 701 of the Securities Act. Shares awarded or sold under the 2008 Stock Plan or received upon the exercise of options may be subject to certain forfeiture conditions, rights to repurchase, rights of first refusal and other transfer restrictions as the administrator may determine and as set forth in the applicable award agreement.

Adjustments —In the event that any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of our shares or other securities, or other change in our corporate structure affecting the shares occurs, the administrator will adjust the number and class of shares that may be delivered under the 2008 Stock Plan and/or the number, class, and price of shares covered by each outstanding award.

Corporate transaction—If we are a party to a merger or consolidation, and in the event of a change in control, outstanding awards under the 2008 Stock Plan will be treated as the administrator determines, including, without limitation, that each award be assumed or an equivalent award substituted by the successor corporation or a parent or subsidiary of the successor corporation. The administrator will not be required to treat all awards similarly in the transaction. Notwithstanding the foregoing, in the event of a change in control in which the successor corporation does not assume or substitute for the award, the optionee will fully vest in and have the right to exercise his or her outstanding awards, including shares as to which such award would not otherwise be vested or exercisable, and restrictions on all of the participant’s restricted stock will lapse. In addition, if an award is not assumed or substituted in the event of a merger or change in control, the administrator will notify the optionee in writing or electronically that the award will be fully vested and exercisable for a period of time determined by the administrator in its sole discretion, and any award not assumed or substituted for will terminate upon the expiration of such period for no consideration, unless otherwise determined by the administrator. Pursuant to the 2008 Stock Plan, a “change in control” results from: (i) a merger or reorganization immediately after which persons who were not our stockholders immediately prior to such transaction own 50% or more of the voting power of the surviving entity and any direct or indirect parent thereof; (ii) a sale, transfer or other disposition of all or substantially all of our assets or our stockholders approve a plan of complete liquidation of us; or (iii) the aggregation by any person of 50% or more of the combined voting power of our outstanding securities (unless such transaction is an initial public offering or sale of securities, the primary purpose of which is to generate financing, or is effected only for the purpose of changing our state of incorporation or creating a holding company).

Plan termination—Our Board terminated in the 2008 Stock Plan for purposes of future grants in connection with our initial public offering in May 2013, and no shares of common stock remain available for future issuance of new awards under the 2008 Stock Plan.

2013 Stock Incentive Plan

General —Our 2013 Stock Incentive Plan, or the 2013 Stock Plan, was adopted by our Board of Directors in April 2013 and the plan became effective in May 2013 concurrent with our initial public offering.

The 2013 Stock Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code to employees and the granting of nonstatutory stock options to employees, non-employee directors, advisors and consultants. The 2013 Stock Plan also provides for the grants of restricted stock, stock appreciation rights, stock unit and cash-based awards to employees, non-employee directors, advisors and consultants.

Share Reserve—As of December 31, 2014, options to purchase a total of 1,539,006 shares of common stock were outstanding under the 2013 Stock Plan. In addition, 360,301 shares of common stock were reserved for future issuance as of December 31, 2014, plus any future increases in the number of shares of common stock reserved for issuance pursuant to the evergreen provision of the 2013 Stock Plan. Under the evergreen provision of the 2013 Stock Plan, an additional 1,260,656 shares of common stock became available for future grant on January 1, 2015.

Administration —The Compensation Committee of our Board of Directors, or our Board of Directors acting as a committee, administers the 2013 Stock Plan, including the determination of the recipient of an award, the number of shares or amount of cash subject to each award, whether an option is to be classified as an incentive stock option or nonstatutory option, and the terms and conditions of each award, including the exercise and purchase prices and the vesting or duration of the award.

At the discretion of our Board of Directors, our Compensation Committee may consist of two or more non-employee directors. To the extent required by our Board of Directors, the composition of our Compensation Committee may satisfy the requirements for plans intended to qualify for exemption under Rule 16b-3 of the Exchange Act and Section 162(m) of the Internal Revenue Code. Our Board of Directors may appoint one or more separate committees of our Board of Directors, each consisting of one or more members of our Board of Directors, to administer our 2013 Stock Plan with respect to employees who are not subject to Section 16 of the Exchange Act. Subject to applicable law, our Board of Directors may also authorize one or more officers to designate employees, other than employees who are subject to Section 16 of the Exchange Act, to receive awards under our 2013 Stock Plan and/or determine the number of such awards to be received by such employees subject to limits specified by our Board of Directors. In this regard, our Board of Directors has established a Non-Management Stock Option Committee, currently composed of Messrs. Hasnain and Cooper, to which authority has been delegated to grant, without any further action required by the Board or the Compensation Committee, stock options to non-management employees, particularly new employees, within specified limits approved by the Compensation Committee.

Authorized shares—Under our 2013 Stock Plan, the aggregate number of shares of our common stock authorized for issuance may not exceed (i) 1,093,333 plus (ii) the sum of number of shares subject to outstanding awards under the 2008 Stock Plan as of the 2013 Stock Plan’s effective date that are subsequently forfeited or terminated for any reason before being exercised or settled, plus the number of shares subject to vesting restrictions under the 2008 Stock Plan on the 2013 Stock Plan’s effective date that are subsequently forfeited, plus the number of shares reserved but not issued or subject to outstanding grants under the 2008 Stock Plan as of the 2013 Stock Plan’s effective date. In addition, the number of shares that have been authorized for issuance under the 2013 Stock Plan will be automatically increased on the first day of each fiscal year beginning on January 1, 2014 and ending on (and including) January 1, 2023, in an amount equal to the lesser of (i) four percent of the outstanding shares of our common stock on the last day of the immediately preceding fiscal year, or (ii) another amount determined by our Board of Directors. Under this provision, an additional 733,984 shares of common stock became available for future grant on January 1, 2014 and an additional 1,260,656 shares of common stock became available for future grant on January 1, 2015. Shares subject to awards granted under the 2013 Stock Plan that are forfeited or terminated before being exercised or settled, or are not delivered to the participant because such award is settled in cash, will again become available for issuance under the 2013 Stock Plan. Shares withheld to satisfy the grant, exercise price or tax withholding obligation related to an award will again become available for issuance under the 2013 Stock Plan. However, shares that have actually been issued shall not again become available unless forfeited. No more than 8,000,000 shares may be delivered upon the exercise of incentive stock options granted under the 2013 Stock Plan plus, to the extent allowable under applicable tax law, any shares that again become available for issuance under the 2013 Stock Plan. During any time when the tax deduction limitations of Section 162(m) of the Internal Revenue Code apply to awards under the 2013 Stock Plan, and options or stock appreciation rights are intended to qualify as “performance-based compensation” under Section 162(m), no person may receive options or stock appreciation rights in any calendar year for an aggregate of more than 1,333,333 shares, and no more than two times this amount in the first year of employment.

Types of Awards

Stock options—A stock option is the right to purchase a certain number of shares of stock, at a certain exercise price, in the future. Under our 2013 Stock Plan, incentive stock options and nonstatutory options must be granted with an exercise price of at least 100% of the fair market value of our common stock on the date of grant. Incentive stock options granted to any holder of more than 10% of our voting shares must have an exercise price of at least 110% of the fair market value of our common stock on the date of grant. No incentive stock option can be granted to an employee if as a result of the grant, the employee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000. The stock option agreement specifies the date when all or any installment of the option is to become exercisable. We expect that 1/4th of the total number of shares subject to the options will vest and become exercisable 12 months after the vesting commencement date for options granted, and the remaining options will vest and become exercisable at a rate of 1/48th of the total number of shares subject to the options each month thereafter. Each stock option agreement sets forth the term of the options, provided that the term of an incentive stock option is prohibited from exceeding ten years (five years in the case of an incentive stock option granted to any holder of more than 10% of our voting shares), and the extent to which the optionee will have the right to exercise the option following termination of the optionee’s service with us. Payment of the exercise price may be made in cash or, if provided for in the stock option agreement evidencing the award, (i) by surrendering, or attesting to the ownership of, shares which have already been owned by the optionee, (ii) by delivery of an irrevocable direction to a securities broker to sell shares and to deliver all or part of the sale proceeds to us in payment of the aggregate exercise price, (iii) by delivery of an irrevocable direction to a securities broker or lender to pledge shares and to deliver all or part of the loan proceeds to us in payment of the aggregate exercise price, (iv) by a “net exercise” arrangement, (v) by delivering a full-recourse promissory note or (vi) by any other form that is consistent with applicable laws, regulations and rules.

Restricted stock—Restricted stock is a share award that may be subject to vesting conditioned upon continued service, the achievement of performance objectives or the satisfaction of any other condition as specified in a restricted stock agreement. Participants who are granted restricted stock awards generally have all of the rights of a stockholder with respect to such stock, other than the right to transfer such stock prior to vesting. Subject to the terms of the 2013 Stock Plan, our Compensation Committee will determine the terms and conditions of any restricted stock award, including any vesting arrangement, which will be set forth in a restricted stock agreement to be entered into between us and each recipient. Restricted stock may be awarded for such consideration as our Compensation Committee may determine, including without limitation cash, cash equivalents, full-recourse promissory notes, future services or services rendered prior to the award, without cash payment by the recipient.

Stock unit—Stock units give recipients the right to acquire a specified number of shares of stock (or cash amount) at a future date upon the satisfaction of certain conditions, including any vesting arrangement, established by our Compensation Committee and as set forth in a stock unit agreement. Unlike restricted stock, the stock underlying stock units will not be issued until the stock units have vested and are settled, and recipients of stock units generally will have no voting or dividend rights prior to the time the vesting conditions are satisfied and the award is settled. At our Compensation Committee’s discretion, stock units may provide for the right to dividend equivalents. Our Compensation Committee may elect to settle vested stock units in cash or in common stock or in a combination of cash and common stock. Subject to the terms of the 2013 Stock Plan, our Compensation Committee will determine the terms and conditions of any stock unit award, which will be set forth in a stock unit agreement to be entered into between us and each recipient.

Stock appreciation rights—Stock appreciation rights typically will provide for payments to the recipient based upon increases in the price of our common stock over the exercise price of the stock appreciation right. The exercise price of a stock appreciation right will be determined by our Compensation Committee, which shall not be less than the fair market value of our common stock on the date of grant. Our Compensation Committee may elect to pay stock appreciation rights in cash or in common stock or in a combination of cash and common stock.

Cash-based awards—A cash-based award is denominated in cash. The Compensation Committee may grant cash-based awards in such number and upon such terms as it shall determine. Payment, if any, will be made in accordance with the terms of the award, and may be made in cash or in shares of common stock, as determined by the Compensation Committee.

Performance-based awards—Awards under our 2013 Stock Plan may be made subject to the attainment of performance criteria. Awards of restricted stock, stock units or cash-based awards that are intended to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code will be subject to the attainment of one or more pre-established performance goals, including cash flows, earnings per share, earnings before interest, taxes and amortization, return on equity, total stockholder return, share price performance, return on capital, return on assets or net assets, revenue, income or net income, operating income or net operating income, operating profit or net operating profit, operating margin or profit margin, return on operating revenue, return on invested capital, market segment shares, costs, expenses, initiation or completion of research activities, initiation or completion of clinical studies or other development programs, other milestones with respect to research activities or clinical studies or other development programs, regulatory body approval for commercialization of a product or implementation or completion of critical projects, and other milestones with respect to commercialization of a product. The maximum aggregate number of shares that may be subject to restricted stock or stock unit awards intended to qualify as performance-based compensation under this tax rule granted to any individual in any calendar year is 1,333,333 shares, and no more than two times this amount in the first year of employment. The maximum aggregate amount of cash that may be payable under cash-based awards intended to qualify as performance-based compensation under this tax rule granted to any individual in any calendar year is $10,000,000.

Other Plan Features

Under the 2013 Stock Plan:

•	Unless the agreement evidencing an award expressly provides otherwise, no award granted under the plan may be transferred in any manner (prior to the vesting and lapse of any and all restrictions applicable to shares issued under such award), other than by will or the laws of descent and distribution, provided, however, that an incentive stock option may be transferred or assigned only to the extent consistent with Section 422 of the Internal Revenue Code.

•	In the event of a recapitalization, stock split or similar capital transaction, our Compensation Committee will make appropriate and equitable adjustments to the number of shares reserved for issuance under the 2013 Stock Plan, the limitations regarding the total number of shares underlying awards given to an individual participant in any calendar year, the number of shares that can be issued as incentive stock options, the number of shares subject to outstanding awards and the exercise price under each outstanding option or stock appreciation right.

•	If we are involved in a merger or other reorganization, outstanding awards will be subject to the agreement or merger or reorganization. Such agreement will provide for (i) the continuation of the outstanding awards by us, if we are the surviving corporation, (ii) the assumption or substitution of the outstanding awards by the surviving corporation or its parent or subsidiary, (iii) immediate vesting, exercisability and settlement of the outstanding awards followed by their cancellation, or (iv) settlement of the intrinsic value of the outstanding awards (whether or not vested or exercisable) in cash, cash equivalents, or equity (including cash or equity subject to deferred vesting and delivery consistent with the vesting restrictions applicable to such award or the underlying shares) followed by cancellation of such awards.

•	The administrator of the 2013 Stock Plan may modify, extend or renew outstanding awards or may accept the cancellation of outstanding awards (to the extent not previously exercised), whether or not granted under the 2013 Stock Plan, in return for the grant of new awards for the same or a different number of shares and at the same or a different exercise price, or in return for the grant of a different award for the same or a different number of shares, all without stockholder approval. However, no modification of an award shall, without the consent of the individual participant, materially impair his or her rights or obligations under such award.

•	Our Board of Directors may amend or terminate the plan at any time, subject to stockholder approval where required by applicable law. Any amendment or termination may not materially impair the rights of holders of outstanding awards without their consent. No incentive stock option may be granted after the tenth anniversary of the earlier of (i) the date the 2013 Stock Plan was adopted by our Board of Directors, or (ii) the date the plan was approved by our stockholders.

2013 Employee Stock Purchase Plan

General—Our Board of Directors adopted, and our stockholders approved, the Employee Stock Purchase Plan, or ESPP, in April 2013. The ESPP became effective concurrently with our initial public offering in May 2013. However, our Board has not yet commenced an offering under the ESPP. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code and the purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in our success by purchasing common stock from us at favorable terms and to pay for their purchases through payroll deductions. Our Board of Directors believes that establishing an ESPP will enable us to attract, retain and motivate valued employees. As of December 31, 2014, a total of 343,496 shares of common stock have been reserved for issuance under the ESPP plus any future increases in the number of shares of common stock reserved for issuance pursuant to the evergreen provision of the ESPP. Previously, the evergreen provision of the ESPP provided that the number of shares reserved for issuance under the ESPP would automatically increase by an amount equal the least of (i) one percent of the outstanding shares of stock on such date or (ii) such other lesser amount the Board of Directors determines. However, our Board of Directors has adopted an amendment to the evergreen provision of the ESPP, which is subject to stockholder approval at the 2015 annual meeting. The amended evergreen provision of the ESPP provides that the annual increase of shares reserved for issuance under the ESPP shall be equal to the least of: (i) 1% of the outstanding shares on such date; (ii) 320,000 shares of common stock; or (iii) such lesser amount as determined by the Board of Directors. No annual increase shall be added more than ten years after the ESPP’s effective date. Under the evergreen provision of the ESPP, an additional 315,164 shares of common stock became available for future grant on January 1, 2015.

Administration—Except as noted below, our ESPP is administered by a committee of our Board of Directors. The committee has full power and authority, subject to the provisions of the ESPP, necessary for the proper administration of the plan. The committee may adopt such rules, guidelines and forms as it deems appropriate to implement the ESPP, including sub-plans, which the committee may establish for the purpose of facilitating participation by non-US employees and compliance with foreign laws. Our Board of Directors may, in its sole discretion, at any time, resolve to administer the ESPP.

Eligibility—Each of our employees and of each present or future subsidiary, as designated by the committee, whose customary employment is more than five months per calendar year and more than 20 hours per week, and who is employed on the day preceding the start of any offering period will be eligible to participate in the ESPP when it is implemented. The ESPP permits an eligible employee to purchase common stock through payroll deductions (and by cash or check if permitted by the committee), which may not be less than 1% nor more than 15% of the employee’s eligible compensation. No participant may purchase stock under the ESPP if immediately after electing to purchase stock, the participant would own stock (including stock such employee may purchase under the ESPP or other outstanding options) representing 5% or more of the total combined voting power or value of all classes of our or any parent or subsidiary company’s stock. No participant may purchase more than such number of shares as may be determined by the committee with respect to a single offering period, or purchase period, if applicable. In addition, no participant may accrue, under the ESPP and all similar purchase plans of ours or of our parent or subsidiary companies, a right to purchase shares of our stock having a fair market value in excess of $25,000 (determined at the time the right is granted) for each calendar year. Participants may withdraw their accumulated payroll deductions prior to the end of the offering period, or purchase period, if applicable, in accordance with the terms of the offering. Participation in the ESPP will end automatically on termination of employment with us.

Offering Periods and Purchase Price—Our ESPP will be implemented through a series of offerings of purchase rights to eligible employees. Under the ESPP, except as noted below, the committee may specify offerings with a duration of not more than 27 months, and may specify shorter purchase periods within each offering. During each purchase period, payroll deductions will accumulate, without interest. On the last day of the purchase period, i.e., the purchase date, accumulated payroll deductions will be used to purchase common stock for employees participating in the offering.

The purchase price will be specified pursuant to the offering, but cannot, under the terms of the ESPP, be less than the lesser of (i) 85% of the fair market value per share of our common stock on the purchase date, or (ii) 85% of the fair market value per share of our common stock on the last trading day preceding the offering date. The committee will determine the purchase period and the purchase price of shares that may be purchased pursuant to each offering.

Reset Feature—The committee may specify that if the fair market value of a share of our common stock on any purchase date within a particular offering period is less than or equal to the fair market value on the start date of that offering period, then the offering period will automatically terminate and the employee in that offering period will automatically be transferred and enrolled in a new offering period, which will begin on the next day following such purchase date.

Changes to Capital Structure—In the event that there is a specified type of change in our capital structure, such as a stock split, appropriate adjustments will be made to (a) the number of shares reserved under the ESPP, (b) the individual and aggregate participant share limitations described in the ESPP and (c) the price of shares that any participant has elected to purchase.

Corporate Reorganization—Immediately before a corporate reorganization such as a merger or sale of substantially all of the Company, the offering period and any purchase period then in progress shall terminate and stock will be purchased with the accumulated payroll deductions, unless the ESPP is assumed by the surviving corporation or its parent corporation under the plan of merger or consolidation.

Amendment and Termination—Our Board of Directors will have the right to amend, suspend or terminate the ESPP at any time. Any increase in the aggregate number of shares of stock to be issued under the ESPP is subject to stockholder approval. Any other amendment is subject to stockholder approval only to the extent required under applicable law or regulation.

Perquisites, Health, Welfare and Retirement Benefits

Our Named Executive Officers are eligible to participate in all of our employee benefit plans, including our medical, dental, vision, group life and disability insurance plans, in each case on the same basis as other employees.

Except as described below, we currently have no plans that provide for the payment of retirement benefits, or benefits that will be paid primarily following retirement, including but not limited to tax-qualified defined benefit plans, supplemental executive retirement plans, tax-qualified defined contribution plans and nonqualified defined contribution plans.

We do not provide perquisites or personal benefits to our Named Executive Officers.

401(k) Plan

All of our full-time employees in the United States, including our Named Executive Officers, are eligible to participate in our 401(k) plan, which is a retirement savings defined contribution plan established in accordance with Section 401(a) of the Code. Pursuant to our 401(k) plan, employees may elect to defer their eligible compensation into the plan on a pre-tax basis, up to the statutorily prescribed annual limit of $17,500 in 2014 (additional salary deferrals not to exceed $5,500 are available to those employees 50 years of age or older) and to have the amount of this reduction contributed to our 401(k) plan. In general, eligible compensation for purposes of the 401(k) plan includes an employee’s wages, salaries, fees for professional services and other amounts received for personal services actually rendered in the course of employment with us to the extent the amounts are includible in gross income, and subject to certain adjustments and exclusions required under the Code. The 401(k) plan currently does not offer the ability to invest in our securities. In 2014 we did not offer employer matching or make other employer contributions to our 401(k) plan.

2014 Outstanding Equity Awards at Fiscal Year-End

The following table shows for the fiscal year ended December 31, 2014 certain information regarding outstanding equity awards at fiscal year-end for the Named Executive Officers.

		Option Awards						Stock Awards
Name	Grant Date	Number of securities underlying unexercised options (exercisable) (#)		Number of securities underlying unexercised options (unexercisable) (#)		Option exercise price ($/share)	Option expiration date	Number of shares or units that have not vested (#)		Market value of shares or units that have not vested(1) ($)
Faheem Hasnain	11-19-10							11,963	(2)	$1,465,587
	11-19-10							23,927	(2)	$2,931,297
	1-25-12							5,436	(3)	$665,964
	4-18-13	55,557	(4)	77,776	(4)	$8.10	4-18-23
	7-17-13	50,825	(4)	92,675	(4)	$18.77	7-17-23
	4-3-14			106,107	(4)	$41.51	4-3-24

Graham Cooper	2-15-13	48,885	(4)	57,780	(4)	$5.10	2-15-23
	2-15-13	19,996	(5)	20,004	(5)	$5.10	2-15-23
	7-17-13	17,709	(4)	32,291	(4)	$18.77	7-17-23
	4-3-14			36,945	(4)	$41.51	4-3-24

Sheila Gujrathi, M.D.	6-29-11							12,903	(6)	$1,580,747
	6-29-11							19,987	(6)	$2,448,607
	1-25-12							1,818	(3)	$222,723
	4-18-13	11,114	(4)	15,552	(4)	$8.10	4-18-23
	7-17-13	45,829	(4)	83,571	(4)	$18.77	7-17-23
	4-3-14			55,418	(4)	$41.51	4-3-24

Marcus F. Boehm, Ph.D.	7-30-09							5,000	(7)	$612,550
	4-7-11							363	(3)	$44,471
	4-7-11							11,668	(8)	$1,429,447
	1-25-12							1,637	(3)	$200,549
	4-18-13	11,114	(4)	15,552	(4)	$8.10	4-18-23
	7-17-13	17,529	(4)	31,971	(4)	$18.77	7-17-23
	4-3-14			36,945	(4)	$41.51	4-3-24

Robert J. Peach, Ph.D.	7-30-09							5,000	(7)	$612,550
	4-7-11							363	(3)	$44,471
	4-7-11							11,668	(8)	$1,429,447
	1-25-12							1,637	(3)	$200,549
	4-18-13	11,114	(4)	15,552	(4)	$8.10	4-18-23
	7-17-13	17,529	(4)	31,971	(4)	$18.77	7-17-23
	4-3-14			36,945	(4)	$41.51	4-3-24

(1)	The market value of stock awards is based on the closing market price of our common stock of $122.51 per share on December 31, 2014.
(2)	Represents the remaining unvested shares subject to a restricted stock award of common stock granted outside of our 2008 Stock Plan. This award was initially for an aggregate of 143,562 shares which commenced vesting upon the fulfillment of two milestones (71,781 shares for each milestone). The first milestone was the dosing of the first patient in our first clinical trial for a product candidate other than RPC1063 for multiple sclerosis (the “First Milestone”). The second milestone was the dosing of the first patient in our first pivotal study for a product candidate (with any Phase 3 clinical study satisfying this requirement) (the “Second Milestone”). Upon achievement of the First Milestone and the Second Milestone, 50% of the shares subject thereto vested, respectively, with 1/72nd of the shares vesting each month thereafter. The shares are subject to acceleration of vesting in connection with certain corporate or change of control transactions, and any unvested shares will vest on November 19, 2015.
(3)	Represents shares acquired upon the early exercise of time-based options to purchase shares of common stock granted under our 2008 Stock Plan, which shares are subject to a right of repurchase at the original exercise price paid for such shares if the executive terminates employment before the shares have vested. Vesting is at the rate of 25% of the shares on the one-year anniversary of the grant date and 1/48th of the shares each month thereafter for three years.
(4)	These options vest at the rate of 25% of the total number of shares subject to the option on the first anniversary of the date of grant and 1/48th of the total number of shares subject to the option on each monthly anniversary thereafter, provided that the option holder continues to provide services to us through such dates.

(5)	Represents an option granted under our 2008 Stock Plan subject to performance-based vesting. Commencement of vesting was subject to the Second Milestone. The shares vested 25% upon the achievement of the Second Milestone and 1/48th of the shares vest each month thereafter. The shares are subject to acceleration of vesting in connection with certain corporate or change of control transactions.
(6)	Represents the remaining unvested 53,332 shares which were subject to milestone-based vesting (26,666 shares for each of two milestones, i.e., the First Milestone and the Second Milestone). Upon achievement of the First Milestone and the Second Milestone, 25% of the shares subject thereto vested, respectively, with 1/48th of the shares vesting each month thereafter. The shares are subject to acceleration of vesting in connection with certain corporate or change of control transactions, and any unvested shares will vest on June 13, 2016.
(7)	Represents shares subject to a restricted stock award of common stock granted outside of our 2008 Stock Plan for an aggregate of 20,000 shares which commenced vesting upon the fulfillment of a milestone (i.e., the First Milestone). Upon achievement of the First Milestone, 25% of the shares vested immediately, with 1/48th of the shares vesting each month thereafter. The shares are subject to acceleration of vesting in connection with certain corporate or change of control transactions, and any unvested shares will vest on November 19, 2015.
(8)	Represents the remaining unvested shares acquired upon the early exercise of options to purchase shares of common stock granted under our 2008 Stock Plan for an aggregate of 23,333 shares which were subject to milestone-based vesting (i.e., the Second Milestone). Upon achievement of the Second Milestone, 25% of the shares vested immediately, with 1/48th of the shares vesting each month thereafter. The shares are subject to acceleration of vesting in connection with certain corporate or change of control transactions, and any unvested shares will vest on November 19, 2015.

2014 Option Exercises and Stock Vested

The following table includes certain information with respect to options exercised and stock that vested for each of our Named Executive Officers during the fiscal year ended December 31, 2014.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2) ($)
Faheem Hasnain	—	—	111,181	$6,497,446
Graham Cooper	50,000	$2,809,877	—	—
Sheila Gujrathi, M.D.	—	—	40,848	$2,552,115
Marcus F. Boehm, Ph.D.	—	—	17,851	$1,105,630
Robert J. Peach, Ph.D.	—	—	17,851	$1,105,630

(1)	Represents the difference between the exercise price of the option and the market price of the shares, multiplied by the number of shares for which the option was exercised.
(2)	Represents the number of shares acquired on vesting of restricted stock awards multiplied by the market value of the underlying shares on the vesting date.

Potential Payments Upon a Termination or a Change in Control

Our Named Executive Officers are eligible to receive severance and change in control benefits under the terms of their employment agreements described above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table—Employment Agreements with Named Executive Officers.” Additionally, stock options granted to our Named Executive Officers are subject to the change in control provisions set forth in the 2013 Plan and the 2008 Plan, as applicable and as further described above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table—Equity Compensation Plans and Other Benefit Plans.” The tables below reflect the amount of compensation and benefits payable to each Named Executive Officer in the event of (i) an involuntary termination without “cause” or a constructive termination pursuant to a material reduction in compensation or responsibilities, a relocation of principal office or a material breach by us of the employment agreement, and (ii) an involuntary termination without “cause” or a constructive termination pursuant to a material reduction in compensation or responsibilities, a relocation of principal office or a material breach by us of the employment agreement within one month prior to or within 12 months following a change in control. The amounts shown assume that the applicable triggering event occurred on December 31, 2014, and therefore are estimates of the amounts that would be paid to the Named Executive Officers upon the occurrence of such triggering event.

As described above under “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table—Employment Agreements with Named Executive Officers,” if any payment or benefit received by any Named Executive Officer pursuant to a change in control where a definitive agreement for such change in control transaction is entered into on or prior to March 31, 2015 had constituted a “parachute payment” under Section 280G of the Internal Revenue Code and had become subject to excise tax under Section 4999 of such Code, we would have paid a gross-up payment equal to the excise tax with respect to the parachute payment as well as all taxes with respect to such gross-up payment, subject to the applicable limits set forth in the employment agreements (including that the total amount of gross-up payments for all benefitted executives is capped at 1.5% of transaction value). Because no change in control occurred prior to March 31, 2015, the rights to the gross-up payments referenced below have expired. However, we are presenting the gross-up payments because the values shown below assume that the triggering event occurred on December 31, 2014.

Involuntary Termination not Involving a Change in Control

Name	Earned But Unpaid Base Salary(1)	Accrued Vacation(2)	Cash Severance(3)	Benefit Continuation(4)	Total
Faheem Hasnain	$26,754	$15,028	$535,085	$24,578	$601,445
Graham Cooper	$16,866	$(6,189)	$252,997	$12,672	$276,346
Sheila Gujrathi, M.D.	$19,055	$26,702	$285,825	$12,672	$344,254
Marcus F. Boehm, Ph.D.	$15,872	$24,757	$238,085	$13,365	$292,079
Robert J. Peach, Ph.D.	$15,872	$4,001	$238,085	$16,299	$274,257

Involuntary Termination Following a Change in Control

Name	Earned But Unpaid Base Salary(1)	Accrued Vacation(2)	Cash Severance(5)	Benefit Continuation(6)	Vesting Acceleration(7)	Gross-up(8)	Total
Faheem Hasnain	$26,754	$15,028	$1,605,255	$49,157	$43,798,834	$5,236,776	$50,722,804
Graham Cooper	$16,866	$(6,189)	$472,261	$16,896	$25,399,483	$2,372,750	$28,272,067
Sheila Gujrathi, M.D.	$19,055	$26,702	$533,540	$16,896	$25,215,748	$2,811,002	$28,622,943
Marcus F. Boehm, Ph.D.	$15,872	$24,757	$444,424	$17,820	$13,465,549	$1,746,814	$15,715,236
Robert J. Peach, Ph.D.	$15,872	$4,001	$444,424	$21,732	$13,465,549	$1,570,057	$15,521,635

(1)	Represents all accrued but unpaid salary as of December 31, 2014.
(2)	Represents all accrued but unpaid vacation as of December 31, 2014.
(3)	Represents a lump sum cash payment of an amount equal to base salary payable for a period of (i) 12 months in the case of Mr. Hasnain and (ii) nine months in the case of each of our other Named Executive Officers.
(4)	Represents a lump sum cash payment to cover COBRA payments in an amount equal to the reimbursement for the same portion of monthly premiums we pay for active employees over (i) a 12-month period in the case of Mr. Hasnain and (ii) a nine-month period in the case of each of our other Named Executive Officers.
(5)	Represents a lump sum cash payment of an amount equal to (i) base salary payable for a period of 24 months and two times target annual bonus in the case of Mr. Hasnain and (ii) base salary payable for a period of 12 months and one times target annual bonus in the case of each of our other Named Executive Officers.
(6)	Represents a lump sum cash payment to cover COBRA payments in an amount equal to the reimbursement for the same portion of monthly premiums we pay for active employees over (i) a 24-month period in the case of Mr. Hasnain and (ii) a 12-month period in the case of each of our other Named Executive Officers.
(7)	Value of equity acceleration is based on the sum of (i) in the case of stock options, the difference between the closing price of our common stock on December 31, 2014 ($122.51) and the option exercise price, multiplied by the number of options for which vesting was subject to acceleration, and (ii) in the case of restricted stock, the closing price of our common stock on December 31, 2014 ($122.51) multiplied by the number of shares that were subject to acceleration.
(8)	Represents the sum of (i) the excise tax with respect to the “parachute payment” and (ii) all taxes with respect to such gross-up payment, subject to the applicable limits set forth in the employment agreement. The rights of each of our Named Executive Officers to the gross-up payments presented expired on March 31, 2015.

DIRECTOR COMPENSATION

The following describes the compensation policy for non-employee directors in effect during 2014:

•	Annual retainer: $35,000.

•	Annual Board Chair retainer: $25,000.

•	Annual Audit Committee Chair/member fees: $15,000 and $7,500, respectively.

•	Annual Compensation Committee Chair/member fees: $15,000 and $7,500, respectively.

•	Annual Nominating and Corporate Governance Committee Chair/member fees: $7,000 and $3,500, respectively.

•	Initial equity award upon joining the Board: option to purchase 18,800 shares of our common stock, vesting monthly over three years, with vesting acceleration in the event of a change in control (as defined in our 2013 Stock Plan) during the period of Board service.

•	Annual equity award thereafter at the annual meeting: option to purchase 9,400 shares of our common stock, vesting monthly over one year, with vesting acceleration in the event of a change in control (as defined in our 2013 Stock Plan) during the period of Board service.

In March 2015, the Board of Directors approved the following changes to the compensation policy for non-employee directors:

•	Annual retainer: increased to $40,000.

•	Annual Board Chair retainer: increased to $30,000.

•	Annual Nominating and Corporate Governance Committee Chair/member fees: increased to $10,000 and $5,000, respectively.

We also reimburse our non-employee directors for their reasonable out-of-pocket costs and travel expenses in connection with their attendance at Board and committee meetings.

Directors who are also employees do not receive cash or equity compensation for service on our Board of Directors in addition to the compensation payable for their service as our employees.

The following table shows certain information with respect to the compensation of our non-employee directors who served during any part of the fiscal year ended December 31, 2014:

2014 Director Compensation

Name	Fees Earned or Paid in Cash	Option Awards (1)	Total
William H. Rastetter, Ph.D.	$82,000	$204,638	$286,638
Kristina Burow	$53,500	$204,638	$258,138
Doug Cole, M.D.(2)	$16,394	—	$16,394
Mary Lynne Hedley, Ph.D.(3)	$29,741	$623,024	$652,765
Richard A. Heyman, Ph.D.(4)	$16,530	$613,068	$629,598
Erle T. Mast	$42,500	$204,638	$247,138
Amir Nashat, Sc.D (5)	$19,878	$204,638	$224,516
Mary Szela(4)	$16,530	$613,068	$629,598
S. Edward Torres	$57,500	$204,638	$262,138

(1)	This column represents the aggregate grant date fair value of options granted during 2014 computed in accordance with FASB ASC Topic 718, rather than amounts paid to or realized by the named individual. These amounts generally reflect the amount that the Company expects to expense in its financial statements over the award’s vesting schedule, and do not correspond to the actual value that will be realized by the non-employee directors. For additional information on the valuation assumptions used in the calculation of these amounts, refer to note 10 to the consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2014, as filed with the SEC. The aggregate number of shares underlying outstanding option awards as of December 31, 2014 for each non-employee director were as follows: 28,200 for Dr. Rastetter; 28,200 for Ms. Burow; 18,800 for Dr. Cole; 20,190 for Dr. Hedley; 18,800 for Dr. Heyman; 28,200 for Mr. Mast; 28,200 for Mr. Nashat; 18,800 for Ms. Szela; and 28,200 for Mr. Torres.
(2)	Mr. Cole did not stand for re-election at our 2014 annual meeting.
(3)	Dr. Hedley was appointed to our Board of Directors in April 2014.
(4)	Dr. Heyman and Ms. Szela were appointed to our Board of Directors in July 2014.
(5)	Mr. Nashat resigned from our Board of Directors in July 2014.

PROPOSAL 3

APPROVAL OF AMENDMENT TO EMPLOYEE STOCK PURCHASE PLAN

We are asking stockholders to approve an amendment to our Employee Stock Purchase Plan, or ESPP. As described in more detail below, our Board of Directors has adopted an amendment to the ESPP (the “ESPP Amendment”), which is subject to approval by our stockholders.

Employee Stock Purchase Plan

In April 2013, our Board of Directors adopted, and our stockholders approved, our ESPP, which became effective concurrently with our initial public offering in May 2013. The material terms of the ESPP are described above under “Executive Compensation.” Our Board of Directors has not yet commenced an offering under the ESPP. The ESPP is intended to qualify under Section 423 of the Internal Revenue Code, and the purpose of the ESPP is to provide eligible employees with an opportunity to increase their proprietary interest in our success by purchasing common stock from us at favorable terms and to pay for their purchases through payroll deductions. Our Board of Directors believes that the ESPP will enable us to attract, retain and motivate valued employees.

Initially, 160,000 shares were reserved for issuance under the ESPP. The ESPP also included an evergreen provision which provided that an additional number of shares would automatically be added to the shares authorized for issuance under the ESPP on the first day of each fiscal year, from January 1, 2014 through January 1, 2023, which number of shares would be equal to the lesser of: (i) 1% of the outstanding shares on such date; or (ii) such lesser amount as determined by the Board of Directors. Pursuant to this provision, an additional 183,496 shares became available for future issuance under the ESPP on January 1, 2014, and an additional 315,164 shares became available for future issuance under the ESPP on January 1, 2015. All shares reserved for issuance under the ESPP as of December 31, 2014 have been registered with the SEC, and we also intend to register the additional shares that became available for future issuance on January 1, 2015.

Employee Stock Purchase Plan Amendment

In order to promote compliance with Section 423 of the Internal Revenue Code and accompanying regulations requiring that the maximum share reserve under the ESPP be determinable, our Board of Directors has approved the ESPP Amendment, which amends the evergreen provision to provide that the additional number of shares automatically added to the shares authorized for issuance under the ESPP on the first day of each fiscal year, commencing after the date of the ESPP Amendment through January 1, 2023, shall be equal to the lesser of: (i) 1% of the outstanding shares on such date; (ii) 320,000 shares of common stock; or (iii) such lesser amount as determined by the Board of Directors.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to approve the ESPP Amendment. Abstentions will be counted toward the tabulation of votes on the proposal and will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

TRANSACTIONS WITH RELATED PERSONS

In addition to the cash and equity compensation arrangements of our directors and Named Executive Officers discussed above under the section entitled “Executive Compensation,” the following is a description of transactions since January 1, 2014 to which we have been a party in which the amount involved exceeded or will exceed $120,000 and in which any of our directors, executive officers, beneficial holders of more than 5% of our capital stock, or entities affiliated with or immediate family members of any of the foregoing, had or will have a direct or indirect material interest. We believe the terms obtained or consideration we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s length transactions with unrelated parties.

Director Affiliations

Some of our directors are or were affiliated with and serve or served on our Board of Directors as representatives of entities which beneficially own or owned 5% or more of our common stock at the time, as indicated in the table below:

Director	Principal Stockholder
Kristina Burow	ARCH Venture Fund VII, L.P. and affiliates
Doug Cole, M.D.	Flagship Ventures Fund 2007, L.P.
S. Edward Torres	Lilly Ventures Fund I, LLC

Third Amended and Restated Investors’ Rights Agreement

We are party to a third amended and restated investors’ rights agreement with certain holders who purchased shares of our Series A preferred stock and Series B preferred stock prior to our May 2013 initial public offering. All such preferred stock was converted into shares of common stock in connection with our initial public offering. These holders include certain of our executive officers and directors and entities with which certain of our directors are affiliated. This agreement provides that the holders of common stock issuable upon conversion of our preferred stock or exercise of our warrants to purchase common stock or any other common stock acquired have the right to demand that we file a registration statement or request that their shares of common stock be covered by a registration statement that we are otherwise filing. The provisions of the investors’ rights agreement, other than those relating to registration rights, terminated upon completion our initial public offering in May 2013.

Indemnification Agreements

We have entered into indemnification agreements with our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify these individuals to the fullest extent permitted by Delaware law.

Related Party Transaction Policy

We have a written related party transaction policy pursuant to which our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related party transaction with us without the prior consent of our Audit Committee, or other independent members of our Board of Directors in the event it is inappropriate for our Audit Committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the relevant facts and circumstances available and deemed relevant to our Audit Committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. All of the transactions described above were entered into prior to the adoption of such policy.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for annual meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of annual meeting materials to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Receptos, Inc. stockholders will be “householding” our proxy materials. A single set of annual meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. We undertake to deliver promptly upon written or oral request a separate set of annual meeting materials to any stockholder no longer wishing to participate in “householding.” If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of annual meeting materials, please notify your broker or Receptos, Inc. You may call Receptos, Inc. at (858) 652-5700 or direct your written request to Receptos, Inc., Attn: Corporate Secretary, 3033 Science Park Road, Suite 300, San Diego, CA 92121. Stockholders who currently receive multiple copies of the annual meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors
Christian Waage Senior Vice President, General Counsel and Secretary

April 17, 2015

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 is available without charge upon written request to: Corporate Secretary, Receptos, Inc., 3033 Science Park Road, Suite 300, San Diego, CA 92121.

AMENDMENT TO THE

RECEPTOS, INC.

EMPLOYEE STOCK PURCHASE PLAN

This amendment (“Amendment”) amends the Employee Stock Purchase Plan (the “Plan”) of Receptos, Inc., a Delaware corporation (the “Company”). Unless otherwise specifically defined herein, each capitalized term used herein shall have the meaning afforded such term under the Plan.

W I T N E S S E T H:

WHEREAS, pursuant to action by the Company’s Board of Directors (the “Board”) at a meeting held April 1, 2015, the Board determined it to be in the best interests of the Company to amend the Plan to ensure compliance with Section 423 of the Internal Revenue Code and accompanying regulations requiring that the maximum share reserve under the Plan be determinable;

NOW, THEREFORE, be it resolved that:

1. Shares Subject to Plan. Section 14(a) of the Plan is hereby amended and restated in its entirety as follows:

(a) Authorized Shares. The maximum aggregate number of shares of Stock available for purchase under the Plan is 658,660 shares (160,000 shares at initial Plan adoption, plus an increase on January 1, 2014 of 183,496 shares and an increase on January 1, 2015 of 315,164 shares), plus an annual increase to be added on the first day of each of the Company’s fiscal years, beginning with the fiscal year that begins January 1, 2016, equal to the least of (i) one percent (1%) of the outstanding shares of Stock on such date, (ii) 320,000 shares of Stock or (iii) a lesser amount determined by the Board; provided, however, that no annual increase shall be added more than ten years after the Effective Date of the Plan. The aggregate number of shares available for purchase under the Plan shall at all times be subject to adjustment pursuant to Section 14.

2. Date of Amendment. To record the adoption of this Amendment to the Plan by the Board as of April 1, 2015, subject to approval of the stockholders of the Company, the Company has caused its authorized officer to execute the same.

RECEPTOS, INC.,
a Delaware corporation

By:	/s/ Graham Cooper
Graham Cooper
Chief Financial Officer

0                         ¢

RECEPTOS, INC.

Proxy for Annual Meeting of Stockholders on May 28, 2015

Solicited on Behalf of the Board of Directors

The undersigned hereby appoints each of Faheem Hasnain and Graham Cooper, jointly and severally, as proxies, each with the power to appoint his substitute, to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Receptos, Inc. held of record by the undersigned at the close of business on April 2, 2015 at the Annual Meeting of Stockholders to be held May 28, 2015 at 10:00 a.m. Pacific Time at 3033 Science Park Road, Suite 300, San Diego, California 92121, and at any adjournment or postponement thereof. The undersigned stockholder hereby revokes any proxy or proxies previously executed for such matters.

The undersigned stockholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the Annual Meeting and voting in person.

(Continued and to be marked, dated and signed on the reverse side.)

¢ 1.1	14475 ¢

ANNUAL MEETING OF STOCKHOLDERS OF

RECEPTOS, INC.

May 28, 2015

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

The Notice of Meeting, proxy statement and proxy card

are available at http://www.astproxyportal.com/ast/18273

Please mark, sign, date and

mail your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20330300000000000000 3	052815

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSALS 2 AND 3.

PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. To elect three directors:						FOR	AGAINST	ABSTAIN
				2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2015.	☐	☐	☐
☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES	NOMINEES: ¡ Richard A. Heyman, Ph.D. ¡ William H. Rastetter, Ph.D. ¡ Mary Szela		3.	To approve an amendment to our Employee Stock Purchase Plan.	☐	☐	☐
				4.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.
☐	FOR ALL EXCEPT (See instructions below)

If no direction is made, this proxy will be voted “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposals 2 and 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned Stockholder and at any adjournment or postponement thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢